                                                                     Exhibit 4.5

                                                                  CONFORMED COPY

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                                  $325,000,000

                                CREDIT AGREEMENT

                                      among

                               GROVE WORLDWIDE LLC

                                       and

                              GROVE CAPITAL, INC.,
                                  as Borrowers,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                              CHASE BANK OF TEXAS,
                              NATIONAL ASSOCIATION,
                            as Administrative Agent,

                                BANKBOSTON, N.A.,
                              as Syndication Agent

                                       and

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION,
                             as Documentation Agent

                           Dated as of April 29, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 SECTION 1.  DEFINITIONS .............................................     1
     1.1  Defined Terms ...............................................    1
     1.2  Other Definitional Provisions ...............................   25

 SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS ..........................   26
     2.1   Term Loan Commitments ......................................   26
     2.2   Procedure for Term Loan Borrowing ..........................   26
     2.3   Repayment of Term Loans ....................................   26
     2.4   Revolving Credit Commitments ...............................   27
     2.5   Procedure for Revolving Credit Borrowing ...................   27
     2.6   Swing Line Commitment ......................................   28
     2.7   Procedure for Swing Line Borrowing;
             Refunding of Swing Line Loans ............................   28
     2.8   Repayment of Loans; Evidence of Debt .......................   30
     2.9   Commitment Fees, etc .......................................   31
     2.10  Termination or Reduction of Revolving
             Credit Commitments .......................................   31
     2.11  Optional Prepayments .......................................   31
     2.12  Mandatory Prepayments and Commitment
             Reductions ...............................................   32
     2.13  Conversion and Continuation Options ........................   33
     2.14  Minimum Amounts and Maximum Number of
             Eurocurrency Tranches ....................................   34
     2.15  Interest Rates and Payment Dates ...........................   34
     2.16  Computation of Interest and Fees ...........................   35
     2.17  Inability to Determine Interest Rate .......................   35
     2.18  Pro Rata Treatment and Payments ............................   36
     2.19  Requirements of Law ........................................   38
     2.20  Taxes ......................................................   39
     2.21  Indemnity ..................................................   41
     2.22  Illegality .................................................   41
     2.23  Change of Lending Office ...................................   42
     2.24  Replacement of Lenders under Certain Circumstances .........   42
     2.25  Controls on Prepayment if Aggregate
             Outstanding Revolving Credit Exceeds
             Aggregate Revolving Credit Commitments ...................   42
     2.26  Provisions Regarding the "Euro" ............................   43

 SECTION 3.  LETTERS OF CREDIT ........................................   44
     3.1  L/C Commitment ..............................................   44
     3.2  Procedure for Issuance of Letter of Credit ..................   44
     3.3  Commissions, Fees and Other Charges .........................   44
     3.4  L/C Participations ..........................................   45
     3.5  Reimbursement Obligation of the Borrowers ...................   46
     3.6  Obligations Absolute ........................................   46
     3.7  Letter of Credit Payments ...................................   47
     3.8  Applications ................................................   47

                                                                         Page
                                                                         ----
 SECTION 4.  REPRESENTATIONS AND WARRANTIES ...........................   47
     4.1   Financial Condition ........................................   47
     4.2   No Change ..................................................   48
     4.3   Corporate Existence; Compliance with Law ...................   48
     4.4   Corporate Power; Authorization;
              Enforceable Obligations .................................   48
     4.5   No Legal Bar ...............................................   49
     4.6   No Material Litigation .....................................   49
     4.7   No Default .................................................   49
     4.8   Ownership of Property; Liens ...............................   49
     4.9   Intellectual Property ......................................   49
     4.10  Taxes ......................................................   49
     4.11  Federal Regulations ........................................   50
     4.12  Labor Matters ..............................................   50
     4.13  ERISA ......................................................   50
     4.14  Investment Company Act; Other Regulations ..................   50
     4.15  Subsidiaries ...............................................   51
     4.16  Use of Proceeds ............................................   51
     4.17  Environmental Matters ......................................   51
     4.18  Accuracy of Information, etc ...............................   52
     4.19  Security Documents .........................................   52
     4.20  Solvency ...................................................   53
     4.21  Senior Debt ................................................   53
     4.22  Regulation H ...............................................   53
     4.23  Year 2000 Matters ..........................................   53

 SECTION 5.  CONDITIONS PRECEDENT .....................................   54
     5.1  Conditions to Initial Extension of Credit ...................   54
     5.2  Conditions to Each Extension of Credit ......................   59

 SECTION 6.  AFFIRMATIVE COVENANTS ....................................   59
     6.1  Financial Statements ........................................   59
     6.2  Certificates; Other Information .............................   60
     6.3  Payment of Obligations ......................................   61
     6.4  Conduct of Business and Maintenance
             of Existence, etc ........................................   61
     6.5  Maintenance of Property; Insurance ..........................   61
     6.6  Inspection of Property; Books and
             Records; Discussions .....................................   62
     6.7  Notices .....................................................   62
     6.8  Environmental Laws ..........................................   63
     6.9  Interest Rate Protection ....................................   63
     6.10  Additional Collateral, etc .................................   63
     6.11  Intercompany Loans and Intercompany Notes ..................   65

 SECTION 7.  NEGATIVE COVENANTS .......................................   66
     7.1  Financial Condition Covenants ...............................   66
     7.2  Limitation on Indebtedness ..................................   66
     7.3  Limitation on Liens .........................................   68
     7.4  Limitation on Fundamental Changes ...........................   70
     7.5  Limitation on Sale of Assets ................................   71
     7.6  Limitation on Dividends .....................................   72
     7.7  Limitation on Capital Expenditures ..........................   73
     7.8   Limitation on Investments, Loans and Advances ..............   74
     7.9   Limitation on Optional Payments and
             Modifications of Debt Instruments, etc ...................   75

     7.10  Limitation on Transactions with Affiliates .................   76
     7.11  Limitation on Sales and Leasebacks .........................   76
     7.12  Limitation on Changes in Fiscal Periods ....................   76
     7.13  Limitation on Negative Pledge Clauses ......................   77
     7.14  Limitation on Restrictions on Subsidiary Distributions .....   77
     7.15  Limitation on Lines of Business ............................   78
     7.16  Limitation on Amendments to Acquisition Documents ..........   78
     7.17  Limitation on Hedging Agreements ...........................   78

 SECTION 8.  EVENTS OF DEFAULT ........................................   78

 SECTION 9.  THE AGENTS ...............................................   82
     9.1   Appointment ................................................   82
     9.2   Delegation of Duties .......................................   82
     9.3   Exculpatory Provisions .....................................   82
     9.4   Reliance by Agents .........................................   82
     9.5   Notice of Default ..........................................   83
     9.6   Non-Reliance on Agents and Other Lenders ...................   83
     9.7   Indemnification ............................................   83
     9.8   Agent in Its Individual Capacity ...........................   84
     9.9   Successor Administrative Agent .............................   84
     9.10  Authorization to Release Liens .............................   84
     9.11  The Arranger ...............................................   85

 SECTION 10.  MISCELLANEOUS ...........................................   85
     10.1   Amendments and Waivers ....................................   85
     10.2   Notices ...................................................   86
     10.3   No Waiver; Cumulative Remedies ............................   87
     10.4   Survival of Representations and Warranties ................   87
     10.5   Payment of Expenses .......................................   87
     10.6   Successors and Assigns; Participations and Assignments ....   88
     10.7   Adjustments; Set-off ......................................   90
     10.8   Counterparts ..............................................   91
     10.9   Severability ..............................................   91
     10.10  Integration ...............................................   91
     10.11  GOVERNING LAW .............................................   91
     10.12  Submission To Jurisdiction; Waivers .......................   91
     10.13  Acknowledgements ..........................................   92
     10.14  WAIVERS OF JURY TRIAL .....................................   92
     10.15  Confidentiality ...........................................   92
     10.16  Release of Collateral Security and Guarantee Obligations ..   93
     10.17  Section Headings ..........................................   93
     10.18  Judgment Currency .........................................   93
     10.19  Borrowers Obligations Joint and Several ...................   94

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                                                                         Page
                                                                         ----

                                                                         Page
                                                                         ----

ANNEXES:

A           Pricing Grid

SCHEDULES:

A           Designated Foreign Currencies
B           Subsidiaries
C           Provisions Regarding the "Euro"
1.1A        Commitments and Information for Notices
1.1B        Mortgaged Property
4.1(b)      Guarantee Obligations and Dispositions of Certain Businesses
4.3         Certain Remaining Organizational Steps Required by Certain
               Foreign Subsidiaries
4.4         Certain Limitations on Corporate Power of Certain Foreign
               Subsidiaries and
            Consents, Authorizations, Filings and Notices
4.6         Litigation
4.7         Contractual Obligations Disclosure
4.9         Intellectual Property Disclosure
4.19(a)     UCC Filing Jurisdictions
4.19(b)     Mortgage Filing Jurisdictions
7.2(e)      Existing Indebtedness
7.3(f)      Existing Liens
7.10        Affiliate Transactions Pursuant to Contracts or Agreements
7.11        Existing Sale/Leaseback Transactions

EXHIBITS:

A           Form of Guarantee and Collateral Agreement
B           Form of Compliance Certificate
C           Form of Closing Certificate
D           Form of Mortgage
E           Form of Assignment and Acceptance
F-1         Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
F-2         Form of Legal Opinion of Coudert & Brothers
F-3         Form of Legal Opinion of General Counsel to the Company and
               its Subsidiaries
G-1         Form of Term Note
G-2         Form of Revolving Credit Note
G-3         Form of Swing Line Note
H           Form of Prepayment Option Notice
I           Form of Exemption Certificate
J           Form of Intercompany Note
K           Dealer Receivables Financing Term Sheet
L           Foreign Pledge Agreements

            CREDIT AGREEMENT, dated as of April 29, 1998, among GROVE WORLDWIDE LLC, a Delaware limited liability company (the "Company"), GROVE CAPITAL, INC., a Delaware corporation and a Wholly Owned Subsidiary of the Company ("Grove Capital"; the Company and Grove Capital, individually, a "Borrower" and collectively, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, the "Lenders"; individually, a "Lender"), CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Administrative Agent (as hereinafter defined) for the Lenders hereunder, BANKBOSTON, N.A., as syndication agent (in such capacity, the "Syndication Agent") for the Lenders hereunder, and DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, as documentation agent (in such capacity, the "Documentation Agent") for the Lenders hereunder.

                              W I T N E S S E T H:

            WHEREAS, pursuant to the Purchase Agreement (as hereinafter defined), the parties thereto have agreed to the Acquisition (as hereinafter defined);

            WHEREAS, the Borrowers have requested that the Lenders and the Agents enter into this Agreement for the purpose, among others, of providing a source of funds to enable the Borrowers to consummate the Acquisition, and the Lenders and the Agents have agreed to do so upon and subject to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "Acquired Assets": the "Specified Grove Assets" as defined in the Purchase Agreement.

            "Acquired Businesses": the Acquired Assets and the Acquired Entities or, as defined in the Purchase Agreement, the "Grove Companies".

            "Acquired Entities": Crane, Grove France, Grove England, Grove Germany, Delta Manlift, National Crane Corporation, Manlift Limited, Grove Crane Limited, Grove Europe Pension Trustees Limited, Grove Crane SL and Grove Australia.

            "Acquisition": as defined in Section 5.1.

            "Adjustment Date": as defined in the Pricing Grid.

            "Administrative Agent": Chase, together with its affiliates, as the Arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

            "Affected Eurocurrency Loans": as defined in Section 2.22.

            "Affected Eurocurrency Rate": as defined in Section 2.17.

            "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agents": the collective reference to the Administrative Agent, the Documentation Agent and the Syndication Agent.

            "Aggregate Exposure": with respect to any Lender, an amount equal to
      (a) until the Closing Date, the aggregate amount of such Lender's Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit.

            "Aggregate Exposure Percentage": with respect to any Lender, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure to the Aggregate Exposure of all Lenders.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                             Base Rate              Eurocurrency
                               Loans                    Loans
                             ---------              ------------
Revolving Credit Loans         1.250%                  2.250%
Swing Line Loans               1.250%                    N/A
Term Loans                     1.500%                  2.500%;


      provided, that on and after the first Adjustment Date occurring on or after December 26, 1998, the Applicable Margin with respect to Revolving Credit Loans, Swing Line Loans and Term Loans will be determined pursuant to the Pricing Grid.

            "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

            "Arranger": as defined in the definition of the term "Administrative Agent" in this Section 1.1.

            "Asset Sale": any Disposition of Property or series of related Dispositions of Property excluding any such Disposition permitted by
      Section 7.5 (other than clause (g) thereof) by the Company or any of its Subsidiaries.

            "Assignee": as defined in Section 10.6(c).

            "Assignor": as defined in Section 10.6(c).

            "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment over (b) such Lender's Revolving Extensions of Credit; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

            "Base CD Rate": as defined in the definition of the term "Base Rate" in this Section 1.1.

            "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime or base rate in effect at its principal office (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

            "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "Board of Directors": (i) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor), (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof for the management of the business and affairs of such Person.

            "Borrowers": as defined in the Preamble hereto.

            "Borrowing Date": any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

            "Business": as defined in Section 4.17.

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or Harrisburg, Pennsylvania are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan in Dollars, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and Houston, Texas and in the case of any Eurocurrency Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England and the principal financial center of such Designated Foreign Currency.

            "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

            "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

            "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000;
      (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest in assets satisfying the requirements of clauses (a) through (f) of this definition and are sponsored by a registered broker dealer or mutual fund distributor.

            "C/D Assessment Rate": for any day as applied to any Base Rate Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

            "C/D Reserve Percentage": for any day as applied to any Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

            "Chase": Chase Bank of Texas, National Association, and its successors.

            "Check-the-Box Subsidiary": a First-Tier Foreign Subsidiary which has elected to be treated as a partnership or to be disregarded as an entity separate from its owner for United States Federal income tax purposes.

            "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall not be later than May 31, 1998.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

            "Commitment": as to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

            "Commitment Fee Rate": 0.375% per annum; provided, that on and after the first Adjustment Date occurring on or after December 26, 1998, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

            "Company": as defined in the Preamble hereto.

            "Compliance Certificate": a certificate duly executed on behalf of a Loan Party by a Responsible Officer substantially in the form of Exhibit B.

            "Confidential Information Memorandum": the Confidential Information Memorandum dated April 1998 and furnished to the initial Lenders.

            "Consolidated Balance Sheet Test Ratio": at any date, the ratio of
      (i) the sum of (x) 85% of Total Accounts Receivable, (y) 65% of Total Inventory and (z) 50% of Total Net Property, Plant and Equipment to (ii) Total Senior Secured Indebtedness. In calculating the ratio as at any date, an appropriate adjustment shall be made for any assets acquired or disposed of, and any Senior Secured Indebtedness incurred or paid or repaid since the last date as of which financial statements have been furnished pursuant to Section 6.1.

            "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense and distributions to the direct and indirect members of Holdings in lieu of taxes, (b) Consolidated Interest Expense, non-cash interest expense not included in Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense and other non-cash charges and (d) amortization of intangibles (including goodwill) and organization costs, plus (e) the aggregate amount of up- front or one-time fees or expenses payable in respect of Interest Rate Protection Agreements during such period (to the extent deducted in determining Consolidated Net Income for such period) plus (f) the amount of unrealized foreign exchange losses (net of any gains) (or minus the amount of unrealized foreign exchange gains (net of any losses)) minus, to the extent included in the statement of such Consolidated Net Income for such period, other non-cash income.

            "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period (not taking into account
      (i) any charges of up to $30,000,000 relating to facilities closings or
      (ii) any fees and expenses payable to the George Group in Permitted George Group Transactions, (iii) one-time expenses associated with inventory, research and development and other write-ups resulting from purchase accounting adjustments at the time of the Acquisition or any Permitted Acquisition or (iv) reasonable expenses associated with Permitted Acquisitions) less the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) to (b) Consolidated Interest Expense for such period.

            "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations and any Dealer Receivables Financing) of the Company and its Subsidiaries for such period net of interest income (including any Dealer Receivables Financing) with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with
      GAAP).

            "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Worth": at any date, all amounts which would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under total invested capital at such date.

            "Consolidated Total Indebtedness": at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding any Dealer Receivables Financing.

            "Continuing Directors": the members of Holdings' Board of Directors on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other member, if, in each case, such other member's nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other member receives the vote of the Permitted Investors in his or her election by the holders of Holdings.

            "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its material Property is bound.

            "Crane": Crane Holding Inc., a Delaware corporation.

            "Dealer Receivables Financing": any "off-balance sheet" financing of dealer obligations owing to the Company or any of its Subsidiaries, with limited recourse to the Company and its Subsidiaries (i) on terms and conditions substantially in accordance with the terms and conditions contained in Exhibit K or (ii) any other such financing on terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders.

            "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Delta Manlift": Delta Manlift SAS, a societe anonyme simplifiee organized under the laws of France.

            "Designated Foreign Currencies": the currencies set forth on Schedule A and any other available and freely convertible foreign currency requested by the Company and approved by the Administrative Agent and all of the Lenders in accordance with Section 10.1(b).

            "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

            "Documentation Agent": as defined in the Preamble hereto.

            "Dollar Equivalent": with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Domestic Subsidiary": any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.

            "ECF Percentage": in respect of any fiscal year of the Company (or, in the case of its 1998 fiscal year, the portion thereof after the Closing
      Date), 75%; provided, that the ECF Percentage shall be reduced to 50% if the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal year is more than 2.5 to 1.0.

            "Eligible Notes Receivable": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "notes receivable" (or any like caption), to the extent arising in the ordinary course of business, on a consolidated balance sheet of the Company and its Subsidiaries at such date (net of reserves (to the extent not already a net amount) and not subject to third party liens).

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions, and any other aurthorization required under any Environmental Law.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Base Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or in the applicable Designated Foreign Currency, as the case may be, with a term comparable to such Interest Period that appears on the Dow Jones Markets screen at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period (or, in the case of United Kingdom Pounds Sterling, on the first day of such Interest Period); provided, however, that if there shall at any time no longer exist a Dow Jones Markets screen, "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which Chase is offered deposits in Dollars or in the applicable Designated Foreign Currency at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.

            "Eurocurrency Loans": Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

            "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

            "Eurocurrency Tranche": the collective reference to Eurocurrency Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Excess Cash Flow": for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) an amount equal to the amount of all non-cash losses or charges deducted in arriving at Consolidated Net Income for such fiscal year minus (b) the sum, without duplication, of (i) Consolidated Interest Expense, (ii) Restricted Payments in respect of such fiscal year under Section 7.6(b) through (f), (iii) income tax expense and tax distributions to members during such fiscal year, (iv) the aggregate amount of Capital Expenditures of the Company and its Subsidiaries made during such fiscal year (excluding the principal amount of Indebtedness incurred pursuant to Section 7.2(i) in connection with such expenditures),
      (v) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (vi) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vii) the aggregate amount of all payments made in connection with Permitted George Group Transactions, (viii) non-cash gains during such fiscal year, (ix) the aggregate amount of reasonable expenses in connection with Permitted Acquisitions, (x) the aggregate amount of reasonable cash expenses for one-time extraordinary or non-recurring charges deducted in determining Consolidated Net Income and not included in Consolidated EBITDA, (xi) an amount equal to the aggregate net gain on the Disposition of Property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income and (xii) cash payments made during such fiscal year paid with respect to non-cash items included in clause (a) above for such fiscal year or any prior fiscal year.

            "Excess Cash Flow Application Date": as defined in Section 2.12(f).

            "Existing Factoring Arrangements": factoring or discounting arrangements (i) as in effect on the date hereof or entered into in the ordinary course of business on substantially similar terms and consistent with past practice or (ii) on terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders.

            "Facility": each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

            "First-Tier Foreign Subsidiary": (i) Grove Holdings France, SAS and
      (ii) each Foreign Subsidiary of the Company or Grove Capital all of the Capital Stock of which is owned by the Company or a Domestic Subsidiary.

            "Foreign Subsidiary": any Subsidiary of the Company that is not a Domestic Subsidiary.

            "Foreign Pledge Agreements": the pledge agreements to be executed by the Company, or, if applicable, a Domestic Subsidiary, substantially in the form of Exhibit L, providing for the pledge, to the Administrative Agent on behalf of the Lender, of 65% of the capital stock of each First-Tier Foreign Subsidiary (other than Grove Australia) as the same may be amended, supplemented or otherwise modified from time to time.

            "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans.

            "Funding Office": the office of the Administrative Agent set forth in Section 10.2.

            "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

            "George Group": The George Group, Inc., a Texas corporation, and its successors.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the National Association of Insurance Commissioners).

            "Grove Australia": Grove Manlift Pty. Ltd., an Australian limited corporation.

            "Grove Capital": as defined in the Preamble hereto.

            "Grove England": Grove Europe Limited, a limited company organized under the laws of England and Wales.

            "Grove France": Grove France SA, a societe anonyme organized under the laws of France.

            "Grove Germany": Deutsche Grove GmbH, a German corporation.

            "Grove Investors": Grove Investors LLC, a Delaware limited liability company, the managing member of Holdings.

            "Grove Investors Debentures": as defined in Section 7.6.

            "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Company, Grove Capital and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee

      Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

            "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

            "Hanson": collectively, Hanson Funding (G) Limited, a limited company organized under the laws of England and Wales, Deutsche Grove Corporation, a Delaware corporation, Hanson America Holdings (4) Limited, a limited company organized under the laws of England and Wales, Grove France, Kidde and Hanson Finance PLC, a public limited company organized under the laws of England and Wales, all of which Persons are party to the Purchase Agreement.

            "Hedging Agreement": any Interest Rate Protection Agreement and any other currency or commodity swap, future, option, cap or collar agreement with (i) any Lender or (ii) any financial institution reasonably acceptable to the Administrative Agent, to or under which any of the Company or its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

            "Holdings": Grove Holdings LLC, a Delaware limited liability company, the managing member of the Company and the owner of all of the Capital Stock of the Company.

            "Holdings Debentures": as defined in Section 5.1(b)(ii).

            "Holdings Debentures Indenture": the Indenture, dated as of April 29, 1998, entered into by Holdings in connection with the issuance of the Holdings Debentures, a substantially final draft of which has been furnished to the Administrative Agent and an executed copy of which has been or, on the Closing Date, will be furnished to the Administrative Agent, together with all instruments and other agreements entered into by the Borrowers in connection therewith.

            "Holdings Mezzanine Financing": as defined in Section 2.12(a).

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses
      (a) through (e) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
      by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of Section 8(e) only, all obligations of such Person in respect of Interest Rate

      Protection Agreements; provided that, for purposes of Section 7.1 only, Trade Obligations and Guarantee Obligations in connection with any Dealer Receivables Financing guaranteeing up to 10% of the amount of any loss on any receivable that is a part of such financing shall not be considered Indebtedness.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

            "Intercompany Loan": a loan by, on the one hand, either Borrower or any their Domestic Subsidiaries to, on the other hand, a Foreign Subsidiary.

            "Intercompany Loan Pledge Agreement": a pledge agreement executed by a First- Tier Foreign Subsidiary to secure an Intercompany Loan, substantially in the form of a Foreign Pledge Agreement.

            "Intercompany Note": a note executed by a Foreign Subsidiary in favor of, as the case may be, either Borrower or one of their Domestic Subsidiaries, substantially in the form of Exhibit J.

            "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

            "Interest Period": as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter (or, in the case of any Eurocurrency Loan in any Designated Foreign Currency, any period of less than one month as may be approved by the Administrative Agent), as selected by the Borrowers in their notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

                  (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (iv) the Company shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

            "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement with (i) any Lender or
      (ii) any financial institution reasonably acceptable to the Administrative Agent, to or under which any of the Company or its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

            "Issuing Lender": Chase, in its capacity as issuer of any Letter of Credit.

            "Keystone": Keystone, Inc., a Texas corporation.

            "Kidde": Kidde Industries, Inc., a Delaware corporation.

            "L/C Commitment": $50,000,000.

            "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

            "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 (including, in the case of Letters of Credit then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).

            "L/C Participants": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

            "Lenders": as defined in the Preamble hereto.

            "Letters of Credit": as defined in Section 3.1(a).

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Loan": any loan made by any Lender pursuant to this Agreement.

            "Loan Documents": this Agreement, the Security Documents and the Notes.

            "Loan Parties": Holdings, the Company, Grove Capital and each Subsidiary of the Company which is a party to a Loan Document.

            "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

            "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

            "Material Adverse Effect": a material adverse effect on (a) the Acquisition, (b) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Environmental Amount": an amount payable by the Company and/or its Subsidiaries, not including such amounts reserved for environmental matters in accordance with GAAP as of December 27, 1997, in excess of $7,000,000, for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

            "Material Subsidiary": each Domestic Subsidiary of the Company (i) listed on part A of Schedule B or (ii) created after the date hereof, at any date of determination, (a) whose total assets at the last day of the most recent fiscal period for which Section 6.1 financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Company at such date or (b) whose gross revenues for such most recent fiscal period for which Section 6.1 financials have been delivered were equal to or greater than 5% of the consolidated gross revenues of the Company for such period, in each case determined in accordance with GAAP.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, and any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under or that could result in liability under any Environmental Law.

            "Mortgaged Properties": the real properties listed on Schedule 1.1B and any real property which may, after the Closing Date, become the subject of a Mortgage in favor of the Administrative Agent pursuant to
      Section 6.10(b), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

            "Mortgages": each of the mortgages and deeds of trust made from time to time by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys' fees, accountants' fees, investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document),
      (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or distributed pursuant to Section 7.6(b) or reasonably estimated to be payable or distributable pursuant to Section 7.6(b) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

            "Non-Excluded Taxes": as defined in Section 2.20(a).

            "Non-U.S. Lender": as defined in Section 2.20(d).

            "Notes": the collective reference to any promissory note evidencing Loans.

            "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Hedging Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedging Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Participant": as defined in Section 10.6(b).

            "Payment Office": the office of the Administrative Agent set forth in Section 10.2.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "Permitted Acquisition": any acquisition of a Person, division or line of business in the same or related line of business by the Company or any of its Subsidiaries for a purchase price (including any Indebtedness assumed and continuing outstanding), together with the aggregate purchase price paid in connection with other such acquisitions since the Closing Date, of up to an amount of $50,000,000; provided that at any time of such acquisition, based upon the assumption that such acquisition and any additional Indebtedness incurred to finance such acquisition had been consummated and incurred at the beginning of the most recently completed four fiscal quarter period, and taking into account the earnings (or loss) of the acquired Person, division or business line during such period and, anticipated cost savings resulting from such acquisition, the Company shall, based upon pro forma financial statements reviewed (including as to the anticipated cost savings) by the Company's independent public accountants, be in pro forma compliance with the provisions of Section 7.1 and no Default or Event of Default shall have occurred and be continuing.

            "Permitted George Group Transactions": consulting arrangements with the George Group and its affiliates and any payments for fees and expenses thereunder; provided that no Default or Event of Default shall have occurred and be continuing and provided further that (i) such payments shall not exceed $10,000,000 in any fiscal year of the Company and shall not exceed $25,000,000 cumulatively at any time during five years from the Closing Date (with each such amount being subject to reasonable adjustment by the Company with the consent of the Administrative Agent (not to be unreasonably withheld) in connection with any Permitted Acquisition) and
      (ii) after the fifth anniversary of the Closing Date, any payments to the George Group must be approved by the Administrative Agent.

            "Permitted Investors": (i) Keystone, FW Grove Coinvestors, L.P., Strategic, George Group Employee Partners--Grove, L.P., Michael George and their respective Affiliates on the date of this Agreement and (ii) any of the Permitted Transferees of the Persons referred to in clause (i).

            "Permitted Transferee": with respect to any Person, in the case of any Person who is a natural person, (a) such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation, partnership, limited liability company or similar entity in which the direct and beneficial owner or owners of 80% or more of the equity interest is such Person or such individual's spouse or children or any trust for the benefit of such Persons; and (b) the heirs, executors, administrators, or personal representatives upon death of such Person or upon the incompetence or disability of such Person for purposes of the protection and management of such individual's assets.

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
      Section 3(5) of ERISA.

            "Pricing Grid": the pricing grid attached hereto as Annex A.

            "Prime Rate": as defined in the definition of the term "Base Rate" in this Section 1.1.

            "Pro Forma Balance Sheet": as defined in Section 4.1(a).

            "Projections": as defined in Section 6.2(c).

            "Properties": as defined in Section 4.17.

            "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

            "Purchase Agreement": the Stock and Asset Purchase Agreement, dated as of March 10, 1998, among the Company and Hanson.

            "Recovery Event": any settlement of or payment equal to or greater than $1,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding arising after the Closing Date relating to any asset of the Company or any of its Subsidiaries.

            "Reference Lender": the Administrative Agent.

            "Refunded Swing Line Loans": as defined in Section 2.7.

            "Refunding Date": as defined in Section 2.7.

            "Register": as defined in Section 10.6(d).

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Reimbursement Obligation": the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

            "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to
      Section 2.12(c) as a result of the delivery of a Reinvestment Notice.

            "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

            "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

            "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Company's business.

            "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Company's business with all or any portion of the relevant Reinvestment Deferred Amount.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
      Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations promulgated under Title IV of ERISA.

            "Required Lenders": the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

            "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material Property or to which such Person or any of its Property is subject.

            "Responsible Officer": the chief executive officer, president or chief financial officer of the Company or any officer at the level of vice president or higher, but in any event, with respect to financial matters, the chief financial officer, treasurer or comptroller of the Company.

            "Restricted Payments": as defined in Section 7.6.

            "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $125,000,000.

            "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

            "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which has made Revolving Credit Loans.

            "Revolving Credit Loans": as defined in Section 2.4.

            "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding (including, in the case of Revolving Credit Loans in any Designated Foreign Currency, the Dollar Equivalent thereof) constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding (including, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof)).

            "Revolving Credit Termination Date": April 29, 2005.

            "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding (including, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

            "Sale/Leaseback Transactions": as defined in Section 7.11.

            "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

            "Senior Leverage Ratio": as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Total Senior Secured Indebtedness on such day to (b) the sum of (i) Consolidated Total Indebtedness as of such day and (ii) Consolidated Net Worth as of such day.

            "Senior Subordinated Note Indenture": the Indenture, dated as of April 29, 1998, entered into by the Borrowers in connection with the issuance of the Senior Subordinated Notes, a substantially final draft of which has been furnished to the Administrative Agent and an executed copy of which has been or, on the Closing Date, will be furnished to the Administrative Agent, together with all instruments and other agreements entered into by the Borrowers in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

            "Senior Subordinated Notes": the senior subordinated notes of the Borrowers in the aggregate amount of $225,000,000 due 2008 issued on the Closing Date pursuant to the Senior Subordinated Note Indenture and any substantially identical exchange notes issued pursuant to the Senior Subordinated Note Indenture.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all stated liabilities and identified contingent liabilities,
      (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person should be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            "Specified Change of Control": a "Change of Control" as defined in the Senior Subordinated Note Indenture.

            "Specified Rate": the maximum marginal rate of federal, state and local income tax applicable to income of the relevant type for a resident of New York City or California, whichever is greater; provided that in no event shall the Specified Rate be higher than that provided for pursuant to the definition of Tax Amount in the Senior Subordinated Notes Indenture. As of the date hereof, the Specified Rate applicable to ordinary income is 47.6%.

      In the event of any material change to the Specified Rate, the Company will notify the Administrative Agent of such change and provide in reasonable detail the basis and computation of the new Specified Rate.

            "Spot Rate of Exchange": with respect to any Designated Foreign Currency, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Dow Jones Markets System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and if no such similar rate publishing service is available by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

            "Strategic": F.W. Strategic Partners, L.P., a Delaware limited partnership.

            "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

            "Subsidiary Guarantor": each Material Subsidiary of the Company other than Grove Capital.

            "Swing Line Commitment": the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

            "Swing Line Lender": Chase, in its capacity as the lender of Swing Line Loans.

            "Swing Line Loans": as defined in Section 2.6.

            "Swing Line Participation Amount": as defined in Section 2.7.

            "Syndication Agent": as defined in the Preamble hereto.

            "Term Loan": as defined in Section 2.1.

            "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Term Loan Commitments is $200,000,000.

            "Term Loan Lender": each Lender which has a Term Loan Commitment or which has made a Term Loan.

            "Term Loan Percentage": as to a Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

            "Three-Month Secondary CD Rate": as defined in the definition of the term "Base Rate" in this Section 1.1.

            "Total Accounts Receivable": at any date, the sum of (i) all amounts which would, in conformity with GAAP, be set forth opposite the caption "trade receivables" (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date (net of reserves (to the extent not already net of reserves) and not subject to third party liens) and (ii) Eligible Notes Receivable.

            "Total Inventory": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "inventories" (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date (net of reserves (to the extent not already net of reserves) and not subject to third party liens).

            "Total Net Property, Plant and Equipment": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "property, plant and equipment" (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date (net of reserves and not subject to third party liens).

            "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments at such time.

            "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

            "Total Senior Secured Indebtedness": the aggregate principal amount of the Indebtedness of the Company and its Subsidiaries under this Agreement or which is secured by a Lien, except for (a) the Senior Subordinated Notes, (b) any Dealer Receivables Financing, (c) the Existing Factoring Arrangement and (d) any other Indebtedness which is subordinated in right of payment to the Loans and other Indebtedness hereunder.

            "Trade Obligations": as defined in Section 7.2(l).

            "Transferee": as defined in Section 10.15.

            "Type": as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

            "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than (x) directors' qualifying shares required by law and (y) Capital Stock required to be held by a second shareholder pursuant to the laws of France in an amount not to exceed one-tenth of 1% of the outstanding Capital Stock) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase "without limitation".

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (a "Term Loan") to the Borrowers in Dollars on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

            2.2 Procedure for Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Houston, Texas time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan, without the consent of the Administrative Agent, may be converted into or continued as a Eurocurrency Loan having an Interest Period in excess of one month prior to the date which is 60 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 P.M., Houston, Texas time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrowers on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

            2.3 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 16 consecutive semiannual installments, commencing on October 29, 1998, with the amount payable on each date set forth below for all the Term Loans equal to the amount set forth below opposite such date:

    Date                                         Amount

    October 29, 1998                       $  1,000,000
    April 29, 1999                            1,000,000
    October 29, 1999                          1,000,000
    April 29, 2000                            1,000,000
    October 29, 2000                          1,000,000
    April 29, 2001                            1,000,000
    October 29, 2001                          1,000,000
    April 29, 2002                            1,000,000
    October 29, 2002                          1,000,000
    April 29, 2003                            1,000,000
    October 29, 2003                          1,000,000
    April 29, 2004                            1,000,000
    October 29, 2004                         44,000,000
    April 29, 2005                           44,000,000
    October 29, 2005                         50,000,000
    April 29, 2006                           50,000,000

            2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and
(ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment, provided that no Lender shall make any Revolving Credit Loan in any Designated Foreign Currency if, after giving effect to the making of such Revolving Credit Loan, the Dollar Equivalent of the then outstanding Revolving Credit Loans and L/C Obligations in any Designated Foreign Currencies would exceed $35,000,000 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date on which the Borrowers have given the Administrative Agent a notice of borrowing with respect to any Revolving Credit Loan for purposes of determining compliance with this section). During the Revolving Credit Commitment Period the

Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b) The Revolving Credit Loans may be made in Dollars or any Designated Foreign Currency and may from time to time be (i) Eurocurrency Loans,
(ii) in the case of Revolving Credit Loans in Dollars, Base Rate Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Termination Date.

            (c) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

            2.5 Procedure for Revolving Credit Borrowing. The Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Houston, Texas time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, or (b) four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency or (c) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying (i) the amount and Type of Revolving Credit Loans to be borrowed,
(ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Period therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans, and no Revolving Credit Loan may be made as, converted into or continued as a Eurocurrency Loan having an Interest Period in excess of one month prior to the date which is 60 days after the Closing Date. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and
(y) in the case of Eurocurrency Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, the approximate Dollar Equivalent of the principal amount thereof shall be in an amount equal to), $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrowers, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to
Section 2.7. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, Houston, Texas time (except with respect to the Closing Date in which case such amounts will be made available by 10:00 A.M. Houston, Texas, Time) on the Borrowing Date requested by the
Borrowers in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving
Credit Lenders and in like funds as received by the Administrative Agent.
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                                                                              28


            2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans ("Swing Line Loans") to the Borrowers in Dollars; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrowers shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only and shall not be entitled to be converted into Eurocurrency Loans.

            (b) The Borrowers shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

            2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) Whenever the Borrowers desire that the Swing Line Lender make Swing Line Loans they shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., Houston, Texas time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period), Each borrowing under the Swing Line Commitment shall be in an amount equal to $100,000 or a whole multiple thereof. Not later than 3:00 P.M., Houston, Texas time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. On such Borrowing Date, the Administrative Agent shall credit the account of the Borrowers on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Swing Line Lender and in like funds as received by the Administrative Agent.

            (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swing Line Lender to act on their behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, Houston, Texas time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Houston, Texas time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans. The Borrowers irrevocably authorize the Swing Line Lender to charge the Borrowers' account with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

            (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in
Section 8(f) shall have occurred and be continuing with respect to the Borrowers or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in an amount equal to (i) its Revolving Credit Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans (the "Swing Line Participation Amount").

            (d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

            (e) Each Revolving Credit Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrowers may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in
Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            2.8 Repayment of Loans; Evidence of Debt. (a) The Borrowers jointly and severally hereby unconditionally promise to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving
Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to
Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in
Section 2.15.
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                                                                              30


            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

            (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

            (e) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.

            2.9 Commitment Fees, etc. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

            (b) The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in the letter dated March 6, 1998 among Keystone, the Company, The Chase Manhattan Bank and Chase Securities, Inc.

            2.10 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

            2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' prior irrevocable notice by the Borrowers to the Administrative Agent (in the case of Eurocurrency Loans outstanding in Dollars), at least four Business Days' irrevocable notice by the Borrowers to the Administrative Agent (in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency), at least one Business Day prior irrevocable notice by the Borrowers to the Administrative Agent (in the case of Base Rate Loans other than Swing Line Loans) or same- day irrevocable notice by the Borrowers to the Administrative Agent (in the case of Swing Line Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section
2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount (or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency, the Dollar Equivalent of an approximate aggregate principal amount thereof) of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of the Revolving Credit Loans shall (unless the Borrowers otherwise direct during a time when no Default or Event of Default has occurred and is continuing) be applied, first, to payment of the Swing Line Loans then outstanding and second, to payment of the Revolving Credit Loans then outstanding.

            2.12 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall, subsequent to the Closing Date, be issued by Holdings, the Company or any of its Subsidiaries (excluding any issuance of Capital Stock (x) to management of Holdings, the Company or a subsidiary (including in connection with the exercise of stock options) or (y) pursuant to Section 7.5(e) or (z) where the Net Cash Proceeds thereof do not exceed $1,000,000 in any fiscal year), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence (or within two days after such date if the provisions of the succeeding paragraph (d) are complied with) toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in
Section 2.12(f); provided that, solely for the purpose of replacing an equivalent portion of Capital Stock of Holdings on the Closing Date, Holdings shall be entitled to issue, without any application of any Net Cash Proceeds thereof under this Section 2.12, on terms and conditions and with holders reasonably satisfactory to the Administrative Agent, on or prior to the date six months after the Closing Date, up to $50,000,000 in Net Cash Proceeds of mezzanine financing (the "Holdings Mezzanine Financing").

            (b) Unless the Required Prepayment Lenders shall otherwise agree, if, subsequent to the Closing Date, any Indebtedness is incurred by Holdings, the Company or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence (or within two days after such date if the provisions of the succeeding paragraph (d) are complied with) toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(f).

            (c) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date (or within two days after such date if the provisions of the succeeding paragraph (d) are complied with) toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(f); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $50,000,000 in any fiscal year of the Company, (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(f) and (iii) the aggregate of all Reinvestment Deferred Amounts not applied toward one such prepayment or reduction shall not at any one time exceed $50,000,000.

            (d) Provided that the Borrowers deposit the proceeds received by them pursuant to the circumstances giving rise to the requirement to make a prepayment pursuant to any of the preceding paragraphs (a), (b) or (c) with the Administrative Agent, for the benefit of the Lenders, in a cash collateral account, the Borrowers may have until the second succeeding day following the receipt of such proceeds to make the prepayment required by any such paragraph. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Lenders, a security interest in all amounts from time to time on deposit in such cash collateral account and expressly waive all rights (which rights the Borrowers hereby acknowledge and agree are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

            (e) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Company, commencing with the fiscal year ending September 30, 1999, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.12(f). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Company referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

            (f) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.12 shall be applied, first (in all cases), to the pro rata prepayment of the Term Loans and, second (in the cases of paragraphs (a), (b) and (c)), to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.12 shall be made first to Base Rate Loans and second to Eurocurrency Loans. Each prepayment of the Loans under Section 2.12 (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

            (g) If, as a result of the making of any payment required to be made pursuant to Section 2.12, the Borrowers would be required to indemnify any Lender pursuant to Section 2.21, the Borrowers may deposit the amount of such payment with the Administrative Agent, for the benefit of the Lenders, in a cash collateral account, until the end of the applicable Interest Period at which time such payment shall be made. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Lenders, a security interest in all amounts from time to time on deposit in such cash collateral account and expressly waive all rights (which rights the Borrowers hereby acknowledge and agree are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

            2.13 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurocurrency Loans made or outstanding in Dollars to Base Rate Loans by giving the Administrative Agent at least one Business Day prior irrevocable notice of such election. The Borrowers may elect from time to time to convert Base Rate Loans to Eurocurrency Loans made or outstanding in Dollars by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurocurrency Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan in Dollars under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that (x) in the case of Eurocurrency Loans made or outstanding in Dollars, if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and (y) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent.

            2.14 Minimum Amounts and Maximum Number of Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (c) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

            2.15 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

            (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

            (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations (A) denominated in Dollars, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2% or (B) denominated in a Designated Foreign Currency, the rate applicable to Eurocurrency Loans denominated in such currency for the applicable Interest Period as determined by or with the approval of the Administrative Agent plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to, in the case of any such amount denominated in Dollars, the rate applicable to Base Rate Loans under the relevant Facility plus 2% or, in the case of any such amounts denominated in a Designated Foreign Currency, the rate applicable to Eurocurrency Loans denominated in such currency for the applicable Interest Period as determined by or with the approval of the Administrative Agent plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section
2.15 shall be payable from time to time on demand.

            2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Designated Foreign Currency Loans in Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.15(a) and 2.15(b).

            2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate with respect to any Eurocurrency Loan determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period (either the determination by the Administrative Agent described in the preceding clause (a) or the notice from the Majority Facility Lenders described in this clause (b), which affects a Eurocurrency Rate, such rate, the "Affected Eurocurrency Rate"), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans under the relevant Facility the rate of interest applicable to which is based upon the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as Base Rate Loans (provided that prior to 1:00 p.m. on the Business Day preceding the first day of such Interest Period the Borrowers may revoke their notice of borrowing, in which case no such Loans shall be made), (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under the relevant Facility the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate. The Administrative Agent agrees to withdraw any such notice as soon as reasonably practicable after the Administrative Agent is notified of a change in circumstances which makes such notice inapplicable.

            2.18 Pro Rata Treatment and Payments. (a) Except as otherwise provided in Sections 2.6 and 2.7 and subject to Section 2.18(g), each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

            (b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be applied to reduce the remaining installments of the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

            (c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

            (d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Houston, Texas time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency, such Designated Foreign Currency and whether in Dollars or any Designated Foreign Currency in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

            (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal (x) in the case of Loans to be made in Dollars, the daily average Federal Funds Effective Rate or (y) in the case of any Revolving Credit Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.18(e) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of Loans to be made in Dollars, Base Rate Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum referred to in clause (y) of the second preceding sentence in respect of such Designated Foreign Currency plus the Applicable Margin hereunder, on demand, from the Borrowers.

            (f) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment being made hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to (x) in the case of Loans to be made in Dollars, the daily average Federal Funds Effective Rate or (y) in the case of any Revolving Credit Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

            (g) Notwithstanding any other provision contained herein, in the event that any Lender gives notice to the Administrative Agent that it is unable to fund Revolving Credit Loans in any Designated Foreign Currency at a reasonable cost to it, the Administrative Agent shall, until such notice is withdrawn and to the extent necessary in order to excuse such Lender from making any Revolving Credit Loans in such Designated Foreign Currency and to continue to make available to the Borrowers the full aggregate amount of the Revolving Credit Commitments, reallocate from time to time among the Lenders the outstanding Revolving Credit Loans denominated in Dollars and the Revolving Credit Loans in such Designated Foreign Currency; provided that, in the event that the Majority Facility Lenders of the Revolving Credit Facility give such notice to the Administrative Agent, the Lenders shall not be required to make any Revolving Credit Loans in such Designated Foreign Currency until any such notices have been withdrawn so that the Majority Facility Lenders of the Revolving Credit Facility have either not given any such notice or have withdrawn any such notice.

            2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-

      Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

            (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall within 30 days of receipt of notice from such Lender pay such Lender any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this
Section 2.19, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

            (c) A certificate as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall specify the event giving rise to such claim for additional amounts, set out in reasonable detail an estimate of the basis and computation of such claim and shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.20 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes or other Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to Section 2.20(a).

            (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agents the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this
Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224 or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan

Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.20(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(d) that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            (f) If the Administrative Agent or any Lender receives a refund or net tax benefit in respect of Non-Excluded Taxes or Other Taxes paid by the Borrowers, which in the good faith judgment of the Administrative Agent or any such Lender is allocable to such payment, it shall as soon as practicable reimburse the Borrowers the amount of such refund or net tax benefit, together with any other amounts paid by the Borrowers in connection with such refunded Non-Excluded Taxes or Other Taxes and any other tax benefit obtained by the Administrative Agent or any Lender incurred in obtaining such refund; provided that the Borrowers agree to, as soon as practicable, return such refund to the Administrative Agent or any such Lender, as the case may be, if they receive notice from the Administrative Agent or any such Lender that the Administrative Agent or Lender, as the case may be, is required to repay such refund.

            2.21 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of Eurocurrency Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.

A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrowers by any Lender shall specify the event giving rise to the claim for such indemnification and set out in reasonable detail the basis of computation of such claim and shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement ("Affected Eurocurrency Loans"), (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurocurrency Loans, continue Affected Eurocurrency Loans as such and, in the case of Affected Eurocurrency Loans in Dollars, to convert a Base Rate Loan to Affected Eurocurrency Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, in the case of Revolving Credit Loans in Dollars, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Eurocurrency Loan is requested and, in the case of any Revolving Credit Loans in a Designated Foreign Currency which would be Affected Eurocurrency Loans, such Lender shall not be required to make Revolving Credit Loans in such Designated Foreign Currency and
(c) such Lender's Loans then outstanding as Affected Eurocurrency Loans, if any, shall, in the case of Affected Eurocurrency Loans in Dollars, be converted automatically to Base Rate Loans and, in the case of Affected Eurocurrency Loans in the Designated Foreign Currency, be repaid, in each case, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

            2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or
2.22 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

            2.24 Replacement of Lenders under Certain Circumstances. The Borrowers shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.22 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20,
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under

Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Company and the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section
10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

            2.25 Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Credit Commitments. (a) The Borrowers will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an extension of credit that would result in the Total Revolving Extensions of Credit with respect to all of the Lenders (including the Swing Line Lender) being in excess of the Total Revolving Credit Commitments then in effect, the Total Revolving Extensions of Credit made in any Designated Foreign Currencies with respect to all of the Lenders being in excess of $35,000,000 and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the Total Revolving Extensions of Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the Total Revolving Credit Commitments then in effect or the Total Revolving Extensions of Credit made in any Designated Foreign Currencies with respect to all of the Lenders exceeds $35,000,000. In the event that at any time the Borrowers determine that the Total Revolving Extensions of Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the Total Revolving Credit Commitments then in effect or the Total Revolving Extensions of Credit made in any Designated Foreign Currencies with respect to all of the Lenders exceeds $35,000,000, in each case, by more than 5%, the Borrowers will promptly notify the Administrative Agent.

            (b) The Administrative Agent will calculate the Total Revolving Extensions of Credit (including any portion made in any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lender in respect of outstanding L/C Obligations.

            (c) In the event that on any date the Administrative Agent calculates that the Total Revolving Extensions of Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the Total Revolving Credit Commitments then in effect or the Total Revolving Extensions of Credit made in any Designated Foreign Currency with respect to all of the Lenders exceeds $35,000,000, in each case, by more than 5%, the Administrative Agent will give notice to such effect to the Borrowers and the Lenders. Within five Business Days of receipt of any such notice, the Borrowers will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C

Obligations on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Total Revolving Extensions of Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Total Revolving Credit Commitments then in effect and/or the Total Revolving Extensions of Credit made in any Designated Foreign Currency with respect to all of the Lenders to no longer exceed $35,000,000. If any such repayment or prepayment of a Eurocurrency Loan pursuant to this section occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Revolving Credit Lenders such amounts, if any, as may be required pursuant to Section 2.21.

            2.26 Provisions Regarding the "Euro". The provisions included in Schedule C are hereby incorporated in this Section 2.26 as if fully set forth herein.

                          SECTION 3. LETTERS OF CREDIT

            3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit for the account of the Borrowers on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or in a Designated Foreign Currency,
(ii) be either (A) a standby letter of credit issued to support obligations of the Company or a Subsidiary, contingent or otherwise or (B) a commercial letter of credit issued in respect of the purchase of inventory or other goods or services by the Company or its Subsidiaries in the ordinary course of business (the letters of credit described in the preceding clauses (A) and (B), "Letters of Credit") and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

            (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

            (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

            3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any

Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

            3.3 Commissions, Fees and Other Charges. (a) The Borrowers will pay a commission on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

            (b) In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

            3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

            (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) (x) in the case of Letters of Credit denominated in Dollars, the daily average Federal Funds Effective Rate or (y) in the case of Letters of Credit denominated in a Designated Currency, the daily average of the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such

L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

            3.5 Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Except as otherwise agreed by the Borrowers and the Issuing Bank, each such payment shall be made to the Issuing Lender at its address for notices specified herein in the currency in which the relevant Letter of Credit was issued in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.15(c); provided that if the Issuing Lender does not notify the Borrowers as provided for by 11:00 A.M. (Houston, Texas time) on the date such draft is paid, then for such day (and until the next Business Day) all amounts remaining unpaid in respect of such notice shall bear interest at the rate set forth in Section 2.15(a) or 2.15(b), as applicable. Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrowers, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to Section 2.5 (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

            3.6 Obligations Absolute. The Borrowers' obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

            3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

            3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

            To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

            4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 27, 1997 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof, (iii) the contribution by Holdings to the Company of $168,000,000 and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at December 27, 1997, assuming that the events specified in the preceding sentence had actually occurred at such date.

            (b) The audited consolidated balance sheets of the Acquired Businesses as at September 27, 1997 and September 28, 1996 and the consolidated statements of income and of cash flows for the fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995, reported on by and accompanied by an unqualified report from Ernst & Young LLP with respect to fiscal years 1997 and 1996 and Price Waterhouse LLP with respect to 1995, present fairly in all material respects the consolidated financial condition of the Acquired Businesses as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Acquired Businesses as at December 27, 1997 and December 28, 1996, and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly in all material respects the consolidated financial condition of the Acquired Businesses as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments and the absence of certain footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the date hereof, other than as set forth on part A of Schedule 4.1(b), the Acquired Businesses do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent audited financial statements referred to in this paragraph (b) (or in the notes thereto). Except as set forth on part B of Schedule 4.1(b), during the period from December 27, 1997 to and including the date hereof there has been no Disposition by the Acquired Businesses of any material part of its business or Property (other than (x) in the ordinary course of business or (y) as part of the Acquisition).

            4.2 No Change. From and after December 27, 1997, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

            4.3 Corporate Existence; Compliance with Law. Except as set forth on
Schedule 4.3, each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except no representation is made as to the good standing of any Subsidiary organized under the laws of any jurisdiction in which there is no concept of good standing), (b) has the corporate or limited liability company power and authority, as the case may be, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4 Corporate Power; Authorization; Enforceable Obligations. Except as set forth on Schedule 4.4, each Loan Party has the corporate or limited liability company power and authority, as the case may be, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Except as set forth on Schedule 4.4, each Loan Party has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in
Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect,

(ii) the filings referred to in Section 4.19 and (iii) those which, in the aggregate, could not be reasonably expected to have a Material Adverse Effect if not obtained or made. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective material properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            4.6 No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against Holdings, the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which (after taking into account the Company's relevant insurance policies and coverages) could reasonably be expected to have a Material Adverse Effect.

            4.7 No Default. Except as set forth in Schedule 4.7, neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property), and none of such Property is subject to any Lien except as permitted by Section 7.3.

            4.9 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim. Except as set forth on Schedule 4.9, the use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except to the extent of any infringement which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.10 Taxes. The Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

            4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

            4.12 Labor Matters. There are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

            4.13 ERISA. Except where the liability that has been incurred or could reasonably be expected to be incurred (individually or in the aggregate) could not have a Material Adverse Effect: (i) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; (iv) neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (v) no such Multiemployer Plan is in Reorganization or Insolvent.

            4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

            4.15 Subsidiaries. The Subsidiaries listed on part B of Schedule B constitute all the Subsidiaries of the Company at the Closing Date and after giving effect to the Acquisition, and the information set forth thereon as to their respective principal places of business, chief executive offices, jurisdictions of organization and, with respect to Domestic Subsidiaries, locations of material tangible assets (other than goods in transit or leased by the Company or a Subsidiary to a customer) are correct as of such date.

            4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Credit Loans and/or the Swing Line Loans shall be used (a) to finance a portion of the Acquisition and to pay related fees and expenses, (b) to finance Permitted Acquisitions and (c) for general corporate purposes of the Borrowers and their Subsidiaries.

            4.17 Environmental Matters. Other than exceptions to any of the following that, individually or in the aggregate, could not reasonably be expected to result in the payment of a Material Environmental Amount:

            (a) The facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

            (b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the "Business") which could interfere with the continued operation of the Properties or impair the fair saleable value thereof. Neither the Borrowers nor any of their Subsidiaries has assumed any liability of any other Person under Environmental Laws.

            (c) Neither the Borrowers nor any of their Subsidiaries have received or are aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

            (d) Materials of Environmental Concern have not been transported or disposed of by the Company or any of its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability to the Company or any of its Subsidiaries under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

            (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

            4.18 Accuracy of Information, etc. No statement or information regarding Holdings, the Company and its Subsidiaries (other than statements and information constituting projections and pro forma financial information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (as any such statement or information may be supplemented or modified by any subsequent statement, information or document furnished to the Administrative Agent or Lenders prior to the Closing Date) furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties regarding Holdings, the Company and its Subsidiaries contained in the Purchase Agreement are true and correct in all material respects. There is no fact known to any Loan Party as of the date hereof that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), when any stock certificates representing such Pledged Stock and stock powers related thereto duly executed in blank by the relevant pledgor are delivered to the Administrative Agent or other actions required by applicable law are completed, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements or other designated recording forms in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements and other designated recording forms have been delivered to the Administrative Agent in duly completed form and duly executed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

            (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

            (c) Each Foreign Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Stock (as defined in each Foreign Pledge Agreement) described therein and proceeds thereof. When any stock certificates representing such Pledged Stock and stock powers related thereto duly executed in blank by the relevant pledgor are delivered to the Administrative Agent or other actions required by applicable law are completed, each of the Foreign Pledge Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Pledged Stock and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

            4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

            4.21 Senior Debt. The Obligations in respect of the Loan Documents constitute "Senior Debt" of the Borrowers under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Senior Debt" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

            4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

            4.23 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Company or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others), and the testing of all such systems and other equipment as so reprogrammed, will be completed by January 1, 1999, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The costs to the Company and its Subsidiaries, taking into account the information systems upgrade that the Company and its Subsidiaries are engaged in as of the date hereof, that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Material Adverse Effect. Except for any reprogramming referred to above and taking into account the information systems upgrade that the Company and its Subsidiaries are engaged in as of the date hereof, the computer systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

                         SECTION 5. CONDITIONS PRECEDENT

            5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company and Grove Capital, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Company, Grove Capital and each Subsidiary Guarantor, (iii) each Foreign Pledge Agreement, executed and delivered by a duly authorized officer of the Company, or, if applicable a Domestic Subsidiary, (iv) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto and (v) if requested by a Lender for the account of each relevant Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Company and Grove Capital.

            (b) Acquisition, etc. The following transactions shall have been consummated, in each case, in accordance with all Requirements of Law and on terms and conditions reasonably satisfactory to the Lenders:

                        (i) pursuant to the Purchase Agreement, the Company has acquired, directly or indirectly through certain Subsidiaries, (the "Acquisition") from Hanson, by purchase or merger, (A) all of the issued and outstanding Capital Stock of the Acquired Entities and (B) the Acquired Assets, for a total purchase price of $583,000,000 in cash plus the assumption of Indebtedness as described on Schedule 7.2(e);

                        (ii) the Administrative Agent shall have received satisfactory evidence that Holdings shall have received at least (A) $120,000,000 in gross cash proceeds from the issuance of its Capital Stock to Grove Investors and (B) $50,000,000 in gross cash proceeds from the issuance by Holdings of senior discount debentures pursuant to documentation substantially final drafts of which have been furnished to the Lenders and executed copies of which have been furnished to the Administrative Agent (the "Holdings Debentures"), and the net proceeds described in the preceding clauses (A) and (B) shall have been contributed to the Company;

                        (iii) the Administrative Agent shall have received satisfactory evidence that the Company shall have received at least $168,000,000 in gross cash proceeds from the issuance of 100% of its Capital Stock to Holdings; and

                        (iv) the Administrative Agent shall have received satisfactory evidence that the Borrowers shall have received at least $225,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

            (c) Purchase Agreement and Related Agreements. The Administrative Agent shall have received a true and correct copy of the Purchase Agreement and of all of the closing documents delivered pursuant to the Purchase Agreement (including copies of any documents which purport to amend, modify, supplement or waive any of the terms of the preceding documents) in connection with the closing of the Acquisition (including the limited liability company agreements of Holdings and the Company, agreements relating to transition arrangements, labor agreements and assignments of leased or licensed assets and all documents delivered therewith), all of which shall be (i) consistent with the Purchase Agreement and (ii) on terms and conditions reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a certificate of a Responsible Officer of each of the Company and Grove Capital certifying that (x) no provision of the documents described in the preceding sentence shall have been waived, amended, supplemented or modified in a manner, in any material respect, adverse to the Administrative Agent and the Lenders, (y) all conditions to the closing of the Acquisition provided for in the Purchase Agreement have been satisfied without any waiver or modification of any of the terms thereof, in any material respect, adverse to the Administrative Agent and the Lenders and
      (z) the Borrowers, their Affiliates and Subsidiaries (A) are not in breach or violation of any of their obligations under the Purchase Agreement or the financing thereof and (ii) are not subject to contractual or other restrictions that would be violated by the Acquisition.

            (d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) (A) audited consolidated balance sheets of the Acquired Businesses as at September 27, 1997 and September 28, 1996 and the consolidated statements of income and of cash flows for the fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995 and (B) unaudited financial statements of the Acquired Businesses for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (A), which shall be consistent in all material respects with the unaudited financial statements for such years and periods provided to Chase prior to the date hereof and (iii) satisfactory unaudited interim consolidated financial statements of the Borrowers for each fiscal month and quarterly period ended after October 1997 as to which such financial statements are available, and all of such financial statements shall not reflect any material adverse change in the consolidated financial condition of the Acquired Businesses and the Borrowers, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

            (e) Approvals. All governmental and material third party approvals (including landlords' and other consents) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Acquisition, the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

            (f) Termination of Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that substantially all of the existing Indebtedness of the Company and its Subsidiaries (other than Indebtedness allowed pursuant to Section 7.2(e)) shall have been paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

            (g) Fees. The Lenders, Administrative Agent, Syndication Agent and the Documentation Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

            (h) Projections. The Lenders shall have received projections for fiscal years 1998-2004 and a satisfactory written analysis of the business and prospects of the Company and its Subsidiaries for the period from the Closing Date through December 31, 2004.

            (i) Solvency Analysis. The Lenders shall have received a satisfactory solvency opinion from Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. which shall document the solvency of the Company and its Subsidiaries considered as a whole after giving effect to the Acquisition and the transactions contemplated hereby.

            (j) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Company or its Subsidiaries except for liens permitted by Section 7.3.

            (k) Environmental Report. The Lenders shall have received a supplemental report in form and scope reasonably satisfactory to the Administrative Agent, prepared by Dames & Moore with respect to such properties of the Company or its Subsidiaries as the Administrative Agent may reasonably designate and based upon a visit to such properties by Dames & Moore, substantially confirming the findings and conclusions of the report of Dames & Moore previously provided to the Administrative Agent with respect to such properties.

            (l) Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $24,000,000.

            (m) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party and each Foreign Subsidiary, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

            (n) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                  (i) the legal opinions of Paul, Weiss, Rifkind, Wharton &
            Garrison and Coudert Brothers, counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibits F-1 and F-2, respectively;

                  (ii) the legal opinion of Keith Simmons, general counsel of the Company and its Subsidiaries, substantially in the form of Exhibit F-3;

                  (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Purchase Agreement, accompanied by a reliance letter in favor of the Lenders; and

                  (iv) the legal opinions of (A) Pepper Hamilton LLP, (B) Kutak
            Rock, (C) Kelly, Hart and Hallman (a professional corporation) and
            (D) Oppenhoff & Radler, local counsel to the Borrowers (and/or certain of the Company's Subsidiaries) in each of Pennsylvania, Nebraska, Texas and Germany, respectively, and of such other special and local counsel as may be required by the Administrative Agent.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (o) Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) any certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

            (p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

            (q) Title Insurance; Flood Insurance. (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

            (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall
      (A) be in an amount reasonably satisfactory to the Administrative Agent;
      (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by First American Title Insurance Company or such other title company satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

            (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage
      (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and
      (B) confirmation that the Company has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

            (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

            (r) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

            5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit but excluding any borrowing pursuant to the penultimate sentence of Section 3.5) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties relate to a particular date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

            The Company and Grove Capital hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless cash collateralized) or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Company and Grove Capital shall and shall, to the extent applicable, cause each of its Subsidiaries to:

            6.1 Financial Statements. Furnish to the Administrative Agent and each Lender (through the Administrative Agent):

            (a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, invested capital and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick, LLP or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments); and

            (c) as soon as available, but in any event not later than 50 days after the end of each month occurring during each fiscal year of the Company (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (through the Administrative Agent), or, in the case of clause (g), to the relevant Lender:

            (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate on behalf of the Company signed by a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has, in all material respects, observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all financial information necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps material inventory or equipment (other than goods in transit or leased by the Company or a Subsidiary to a customer ) and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

            (c) as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are unreasonable or misleading in any material respect;

            (d) within 50 days after the end of each fiscal quarter of the Company, a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

            (e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Purchase Agreement;

            (f) within five Business Days after the same are sent, copies of all financial statements and reports which the Company or Grove Capital sends to the holders of any class of its debt securities or public equity securities and within five Business Days after the same are filed, copies of all financial statements and reports which the Company or Grove Capital may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

            (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto to the extent, if any, required by GAAP, have been provided on the books of the Company or its Subsidiaries, as the case may be.

            6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.4 and 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
      (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition (ordinary wear and tear excepted) except where the failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of any Foreign Subsidiary which does not keep its books of records and account in accordance with GAAP, in conformity with the generally accepted accounting principles of such Foreign Subsidiary's jurisdiction of organization) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants (provided that the Company shall have the right to have a representative present during any such discussions with its independent certified public accountants).

            6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) the following events, as soon as practicable and in any event within 30 days after either Borrower knows or has reason to know thereof:
      (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
      (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan in each case where such event has had or could reasonably be expected to result, individually or in the aggregate, in liability in excess of $5,000,000; and

            (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

            6.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower or any of its Subsidiaries. For purposes of this Section 6.8(a), noncompliance by the Borrower with this clause (i) or the succeeding clause (ii) shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Company and its Subsidiaries shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

            (b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

            (c) Maintain, periodically review, update, and implement in all material respects, a program to identify and promote compliance with and to minimize prudently any liabilities or potential liabilities under any Environmental Law that may affect Borrower or any of its Subsidiaries, including without limitation compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage, and use of hazardous materials; waste disposal; species protection; the acquisition of interests in real property or of entities with interests in real property; the repair, maintenance and improvement of real properties; employee health and safety; and recordkeeping.

            6.9 Interest Rate Protection. In the case of the Borrowers, within 90 days after the Closing Date, enter into Interest Rate Protection Agreements to the extent necessary to provide that at least one-third of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Interest Rate Protection Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

            6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by Holdings, the Company, Grove Capital or any of the Subsidiary Guarantors (other than (x) any Property described in paragraphs (b) or (c) below, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) any Excluded Assets (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and
(ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, subject to Liens permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

            (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by Holdings, the Company, Grove Capital or any of the Subsidiary Guarantors (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to (i) any new Material Subsidiary, (ii) any new First-Tier Foreign Subsidiary, created or acquired after the Closing Date by Holdings, the Company, Grove Capital or any of their Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be Foreign Subsidiary) and (iii) any First-Tier Foreign Subsidiary existing as of the date hereof or created or acquired after the Closing Date by Holdings, the Company, Grove Capital or any of their subsidiaries which has become a Check-the-Box Subsidiary, shall promptly (A) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in (1) 100% of the Capital Stock of any such new Material Subsidiary, (2) 65% of the Capital Stock of any such new First-Tier Foreign Subsidiary or (3) 100% of the Capital Stock of any Check-the- Box Subsidiary referred to in the preceding clause (iii) (provided that such increased pledge shall not be required or shall be released if (x) such Check-the-Box Subsidiary elects not to be treated as a partnership or to be disregarded as an entity separate from its owner for United States federal income tax purposes or (y) such pledge results in material adverse tax consequences to such Check-the-Box Subsidiary as notified by the Company to the Administrative Agent), which is owned by Holdings, the Company or any of its Subsidiaries, (B) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Company or such Subsidiary, as the case may be, (C) cause such new Material Subsidiary (1) to become a party to the Guarantee and Collateral Agreement and (2) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral and/or the pledged stock, as the case may be, described in the Guarantee and Collateral Agreement with respect to such new Material Subsidiary, First-Tier Foreign Subsidiary or Check-the-Box Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (D) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (d) Within 90 days after the Closing Date, enter into and deliver to the Administrative Agent a pledge agreement (on terms and conditions reasonably satisfactory to the Administrative Agent) providing for the pledge, to the Administrative Agent, for the ratable benefit of the Lenders, of 65% (as such percentage may be required to be later increased pursuant to the provisions of the preceding paragraph (c)) of the Capital Stock of Grove Australia.

            (e) Within 30 days after the Closing Date, shall deliver to the Administrative Agent (i) a mortgage's title insurance policy and survey meeting the requirements of Section 5.1(q) with respect to the Mortgaged Property located in Blue Ridge Summit, Pennsylvania and shall take all such further action as may be reasonably requested by the Administrative Agent in connection with the Mortgage related thereto and (ii) a survey meeting the requirements of
Section 5.1(q) with respect to the Mortgaged Property located in Shady Grove, Pennsylvania.

            (f) Within 15 days after the Closing Date, shall (i) deliver to the Administrative Agent (A) evidence as may be reasonably satisfactory to the Administrative Agent that each of Grove Holdings France SAS and Grove Worldwide Holdings Germany GmbH has completed all corporate formalities as may be required pursuant to the law of each such company's jurisdiction of organization, (B) each of Grove Holdings France SAS and Grove Worldwide Holdings Germany GmbH (and each such entity's corporate parent) has completed each other act as may be required to make the Foreign Pledge Agreement providing for the pledge of 65% (as such percentage may be required to be later increased pursuant to the provisions of the preceding paragraph (c)) of such Subsidiary's Capital Stock to the Administrative Agent, for the ratable benefit of the Lenders, the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms and (C) a certificate of a Responsible Officer of the Company representing and warranting that, in light of the steps taken in the preceding clauses (A) and (B), the matters contained in Sections
4.3 and 4.4, as they relate to such companies, are true and correct as of such date (ii) shall cause Coudert Brothers and/or Oppenhoff & Radler to deliver to the Administrative Agent and the Lenders an executed legal opinion in connection with the matters described in the preceding clause (i) in form and substance reasonably satisfactory to the Administrative Agent.

            6.11 Intercompany Loans and Intercompany Notes. In the case of the Borrowers and their Domestic Subsidiaries, after the Closing Date, other than as may be required from time to time by applicable law or to the extent it would adversely affect the deductibility of interest on any Intercompany Note or otherwise have a material adverse tax effect on the Foreign Subsidiary in question, (i) make any investment or advance to any Foreign Subsidiary by way of an Intercompany Loan evidenced by an Intercompany Note, provided that the Company and its Subsidiaries may make equity contributions or investments in Foreign Subsidiaries as permitted by Section 7.8(h) and (ii) cause each of its Check-the-Box Subsidiaries, pursuant to an Intercompany Loan Pledge Agreement, to pledge (x) 100% of the Capital Stock of its direct Subsidiaries that are Check-the-Box Subsidiaries, and (y) 65% of the Capital Stock owned and held by it in its remaining Subsidiaries to secure any Intercompany Notes executed by it, provided that such pledge shall not be required or shall be released if (a) such Check-the-Box Subsidiary elects not to be treated as a partnership or to be disregarded as an entity separate from its owner for United States federal income tax purposes or (b) such pledge results in material adverse tax consequences to such Check-the-Box Subsidiary, the Company, or the direct or indirect owners of the Capital Stock of the Company as notified by the Company to the Administrative Agent.

                          SECTION 7. NEGATIVE COVENANTS

            The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Company and Grove Capital shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

            7.1 Financial Condition Covenants.

            (a) Senior Leverage Ratio. Permit the Senior Leverage Ratio as at the last day of any fiscal quarter of the Company ending in any period set forth below to exceed the ratio set forth below opposite such period:

                                                      Senior
        Period                                        Leverage Ratio
        ------                                        --------------

        Closing Date to 12/31/1999                    0.50 to 1.0
        3/31/2000 to 12/31/2001                       0.45 to 1.0
        3/31/2002 to 12/31/2003                       0.40 to 1.0
        3/31/2004 and thereafter                      0.35 to 1.0

            (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Company (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter in any period set forth below to be less than the ratio set forth below opposite such period:

                                                     Consolidated Fixed
        Period                                       Charge Coverage Ratio
        ------                                       ---------------------

        Closing Date to 12/31/1999                    1.05 to 1.0
        3/31/2000 to 12/31/2001                       1.10 to 1.0
        3/31/2002 to 12/31/2002                       1.15 to 1.0
        3/31/2003 to 12/31/2003                       1.25 to 1.0
        3/31/2004 to 12/31/2004                       1.50 to 1.0
        3/31/2005 to 12/31/2005                       1.75 to 1.0
        thereafter                                    2.00 to 1.0

            (c) Consolidated Balance Sheet Test Ratio. Permit the Consolidated Balance Sheet Test Ratio as of any day to be less than 1.0 to 1.0.

            7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness of any Loan Party pursuant to any Loan Document;

            (b) Indebtedness of the Company to any Subsidiary and of any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary (provided that, after giving effect thereto, Section 7.8 shall not have been contravened);

            (c) Indebtedness secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

            (d) Capital Lease Obligations, mortgage financings, purchase money obligations or similar financings incurred for the purpose of financing all or any part of the purchase price of, or cost of construction or improvement of, property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, not to exceed $10,000,000 at any one time outstanding;

            (e) Indebtedness outstanding on the date hereof and listed on
      Schedule 7.2(e) and any refinancing, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

            (f) guarantees made in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary;

            (g) (i) Indebtedness of the Borrowers in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $225,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrowers in respect of the Senior Subordinated Notes are subordinated to the Loans;

            (h) (i) Indebtedness (including any Guarantee Obligation of such Indebtedness) of the Company and its Subsidiaries in respect of the Dealer Receivables Financing in an aggregate principal amount not to exceed $110,000,000 and (ii) Indebtedness of the Company and its Subsidiaries in respect of the Existing Factoring Arrangements in an aggregate principal amount not to exceed $15,000,000;

            (i) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding (provided that, after giving effect thereto, Section 7.8 shall not have been contravened);

            (j) Indebtedness in respect of Hedging Agreements entered into for non-speculative purposes;

            (k) Indebtedness (including letters of credit) incurred in respect of workers compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by the Company or a Subsidiary in the ordinary course of business;

            (l) repurchase or remarketing obligations, first loss guarantees, contingent loss guarantees and residual value guarantees and similar obligations (the "Trade Obligations") of the Company and its Subsidiaries incurred in the ordinary course of business;

            (m) Indebtedness not in excess of $10,000,000 outstanding at any time assumed in connection with a Permitted Acquisition (provided such indebtedness was not created in contemplation of such acquisition);

            (n) Indebtedness not to exceed $7,500,000 in the aggregate in connection with Sale/Leaseback Transaction permitted by Section 7.11;

            (o) Guarantee Obligations of the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary of the Company, which Indebtedness was permitted to be incurred by another clause of this
      Section 7.2, provided that the amount of Indebtedness of the Company and its Subsidiaries is not thereby increased (provided that, after giving effect thereto, Section 7.8 shall not have been contravened);

            (p) the incurrence of Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary; provided that (i) the maximum aggregate liability of such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with any such disposition or the gross proceeds actually paid by the Company and its Subsidiaries in connection with any such acquisition and (ii) Indebtedness permitted by this paragraph shall in no way increase the total amount of consideration permitted to be expended in connection with a Permitted Acquisition (provided that, after giving effect thereto, Section 7.8 shall not have been contravened).

            7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that, if required by GAAP, adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, artisan's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred and statutory or contractual bankers' Liens on monies held in bank accounts in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

            (f) Liens in existence on the date hereof listed on Schedule 7.3(f),
      (i) securing Indebtedness permitted by Section 7.2(e) and (ii) relating to real property but not securing Indebtedness, provided that no such Lien is spread to cover any additional Property (other than a substitution of like property) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

            (g) Liens securing Indebtedness of the Company or any of its Subsidiaries incurred pursuant to Sections 7.2(c) and 7.2(d) to finance the acquisition (by purchase, contribution or otherwise) of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or such Liens existed on such Property before the time of its acquisition and was not created in anticipation thereof, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

            (h) Liens created pursuant to the Security Documents;

            (i) any interest or title of a lessor under any lease entered into by the Company, Grove Capital or any of their Subsidiaries in the ordinary course of its business and covering only the assets so leased;

            (j) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all of its Subsidiaries) $20,000,000 at any one time;

            (k) Liens in favor of the United States for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them in the ordinary course of business;

            (l) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings, provided that the same are discharged within 30 days;

            (m) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments of the type permitted in subsection 7.8(b); provided that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing;

            (n) Liens on property or assets (x) acquired pursuant to a Permitted Acquisition or (y) of a corporation or other entity which becomes a Subsidiary or is merged into the Company pursuant to a Permitted Acquisition; provided that (i) such Liens existed at the time such assets were acquired or such corporation or other entity became a Subsidiary or was merged into the Company and were not created in anticipation thereof and (ii) any such Lien is not spread to cover any other property or assets of the corporation after the time such corporation becomes a Subsidiary;

            (o) Liens securing reimbursement obligations with respect to letters of credit and products and proceeds thereof in the ordinary course;

            (p) Liens securing obligations under Hedging Agreements which Hedging Agreements relate to Indebtedness that is otherwise permitted under this Agreement;

            (q) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

            (r) any extension, renewal or replacement of the foregoing, provided, that the Liens permitted by this paragraph shall not extend to or cover any additional Indebtedness or Property (other than a substitution of like Property);

            (s) Liens in favor of the Company or a Subsidiary;

            (t) Liens with respect to Trade Obligations and related inventory and equipment; and

            (u) Liens incurred in connection with any Dealer Receivables Financing and the Existing Factoring Arrangements.

            7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:

            (a) any Subsidiary of the Company may be merged or consolidated with or into (i) the Company (provided that the Company shall be the continuing or surviving corporation) or (ii) with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or (iii) if such Subsidiary is a Foreign Subsidiary, with or into any First-Tier Foreign Subsidiary, the Company or any Wholly Owned Subsidiary Guarantor (provided that the First-Tier Foreign Subsidiary, the Company or the Wholly Owned Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation);

            (b) any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, any Wholly Owned Subsidiary Guarantor or, if such Subsidiary is a Foreign Subsidiary, to any First-Tier Foreign Subsidiary, the Company or any Wholly Owned Subsidiary Guarantor;

            (c) the Company and its Subsidiaries may alter the form of their corporate or other entity organization (including a liquidation in connection therewith), provided that the Loan

      Parties enter into such amendments to this Agreement and, if applicable, the Guarantee and Collateral Agreement, as shall be reasonably satisfactory to the Administrative Agent and the Required Lenders;

            (d) Grove France may change its corporate organization to an SAS;

            (e) Grove Capital may be liquidated in the event the Company becomes a corporation in accordance with clause (c) above; and

            (f) any inactive Subsidiary with no material assets may be liquidated or merged into any other Subsidiary.

            7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock (other than any directors' qualifying shares) to any Person (other than the Company or any of its Wholly-Owned Subsidiary Guarantors), except:

            (a) sales of receivables, notes receivables, chattel paper and related assets pursuant to (i) the Dealer Receivables Financing or (ii) any Existing Factoring Arrangement;

            (b) the Disposition of obsolete or worn out property in the ordinary course of business;

            (c) the Disposition of inventory in the ordinary course of business;

            (d) Dispositions permitted by Sections 7.3 and 7.4;

            (e) the sale or issuance of any Subsidiary's Capital Stock to the Company, Grove Capital or any Wholly Owned Subsidiary Guarantor, provided that, to the extent applicable, any such sale or issuance is also in accordance with the limitations included in the proviso contained in paragraph (h) of Section 7.8;

            (f) the Disposition of other assets for aggregate net proceeds not to exceed $10,000,000 in the aggregate for any fiscal year of the Company;

            (g) any Asset Sale or Recovery Event, provided, that the requirements of Section 2.12(c) are complied with in connection therewith; and

provided that, in the event that a Disposition pursuant to any one of the preceding exceptions would give rise to an obligation on the part of the Borrowers to make (i) a mandatory redemption of the Senior Subordinated Notes or
(ii) an offer to redeem the Senior Subordinated Notes (pursuant to the terms of the Senior Subordinated Notes Indenture), such a Disposition, notwithstanding anything to the contrary in this Agreement, shall not be permissible.

            7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, "Restricted Payments"), except that:

            (a) any Subsidiary may make Restricted Payments to the Company, Grove Capital or any Wholly Owned Subsidiary;

            (b) the Company may pay dividends to Holdings (and Holdings may pay any such dividends to the owners of its Capital Stock or to Grove Investors) in order to enable the direct and indirect owners of the Capital Stock of Holdings and Grove Investors to pay income taxes, determined at the Specified Rate, attributable to the taxable income of Holdings and its Subsidiaries;

            (c) after the fifth anniversary of the Closing Date and so long as no Default or Event of Default shall have occurred and be continuing, the Company may pay dividends to Holdings in order to enable Holdings to pay interest when due on the Holdings Debentures;

            (d) after the fifth anniversary of the Closing Date and so long as
      (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter is at least 2.5 to 1.0 (including on a pro-forma basis as Consolidated Interest Expense any dividends paid or to be paid in respect of such period permitted pursuant to this paragraph
      (d)), the Company may pay dividends to Holdings in order to enable Holdings to pay interest or scheduled dividends when due on the Holdings Mezzanine Financing;

            (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Grove Investors or Holdings held by any member or former member of Grove Investors', Holdings' or the Company's (or any of its Subsidiaries') Board of Directors or any officers, employees, or directors or former officers, employees or directors of Grove Investors', Holdings or the Company or any Subsidiary pursuant to Grove Investors' limited liability company operating agreement or pursuant to any equity subscription agreement, stock option plan, employment agreement or other similar agreement, and any dividends to Holdings to fund any such repurchase, redemption or acquisition, provided that, subsequent to the Closing Date, the aggregate amount of the preceding payments shall not exceed (x) $2,000,000 in calendar year 1998 and thereafter $5,000,000 in any calendar year (with unused amounts, other than the $2,000,000 related to 1998 which may not be carried over, in any calendar year being carried over to succeeding calendar years subject to a maximum of $15,000,000 per calendar year) plus (y) the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Capital Stock by Grove Investors, Holdings or the Company to Persons who are or become a member of Grove Investors', Holdings' or the Company's (or any of its Subsidiaries') Board of Directors or an officer or employee of Grove Investors, Holdings or the Company and provided further, however, that, (i) subsequent to the Closing Date, all such payments shall not exceed $15,000,000 plus the aggregate cash proceeds received by the Company subsequent to the Closing Date from any reissuance of Capital Stock by Grove

      Investors, Holdings or the Company and (ii) notwithstanding the parenthetical included in the preceding clause (x), the aggregate amount of any such payments in any calendar year shall not exceed $10,000,000 plus the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Capital Stock by Grove Investors, Holdings or the Company unless the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the on the last day of the most recently ended fiscal quarter is at least 2.5 to 1.0;

            (f) the Company may pay dividends to Holdings to permit Holdings to make administrative and other payments (including taxes) in the ordinary course of business; and

            (g) the payment of dividends or making of loans or advances for costs and expenses incurred by Grove Investors or Holdings in either company's capacity as a holding company or as issuer of the Holdings Debentures or the Senior Debentures Due 2010 of Grove Investors (the "Grove Investors Debentures"), respectively, or for services rendered by Grove Investors or Holdings on behalf of the Company in an amount not to exceed $2,000,000 in any fiscal year.

            7.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise, excluding Permitted Acquisitions) any Capital Expenditure, except (a) Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding the aggregate amount in each period or fiscal year set forth below of the amount set forth below:

                  Period                                Amount
                  ------                                ------

           Closing Date to end
           of fiscal 1998                          $   25,000,000
                     1999                              15,000,000
                     2000                              15,000,000
                     2001                              15,000,000
                     2002                              15,000,000
                     2003                              20,000,000
                     2004                              20,000,000
                     2005                              20,000,000

; provided, that (i) up to 25% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above (any amount carried over from a preceding fiscal year and not made on the succeeding year may not be carried over to a second succeeding year) and (iii) any amount referred to above shall be increased for such year by the amount of any cash payment received by the Company in such year in respect of any indemnity payment from Hanson (pursuant to the indemnity provisions of the Purchase Agreement and which relate to the Company's management and information systems) which the Company expends in connection with correcting any management and information systems deficiency during such year and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

            7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a division or line of business of, or make any other investment in, any Person, except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) investments in Cash Equivalents;

            (c) Guarantee Obligations permitted by Section 7.2;

            (d) loans and advances to employees, directors and officers of the Company or its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company and its Subsidiaries not to exceed $2,000,000 at any one time outstanding;

            (e) the Acquisition and related transactions, including loans and capital contributions to pay the cost of the Acquisition and to capitalize Subsidiaries;

            (f) investments made by the Company or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

            (g) loans, advances and investments by the Company or any of its Subsidiaries in the Company or any Person that is a Wholly Owned Subsidiary Guarantor;

            (h) Intercompany Loans, other investments or capital contributions by the Company and its Wholly-Owned Subsidiaries to Foreign Subsidiaries in an aggregate amount for the Company and such Wholly-Owned Subsidiaries not to exceed $35,000,000 at any one time outstanding, provided that (other than as may be required from time to time by applicable law or to the extent it would adversely affect the deductibility of interest on any Intercompany Note or otherwise have a material adverse tax effect on the Foreign Subsidiary in question) no more than $10,000,000 of the foregoing amount may be in the form of investments or capital contributions;

            (i) Intercompany Loans by the Company and its Wholly-Owned Subsidiaries in the ordinary course of business to Subsidiaries which are not Subsidiary Guarantors or Foreign Subsidiaries in an aggregate amount for the Company not to exceed $5,000,000 at any one time outstanding;

            (j) Permitted Acquisitions;

            (k) in addition to investments otherwise expressly permitted by this
      Section 7.8 (excluding, however, the preceding paragraph (h)), investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $20,000,000 during the term of this Agreement;

            (l) loans to officers and managers of Grove Investors, Holdings and the Company or the receipt of promissory notes from such officers and managers to enable such officers and managers to purchase Capital Stock of Grove Investors;

            (m) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business; provided that the Company and its Subsidiaries have paid no new consideration (other than forgiveness of Indebtedness or other obligations) therefor;

            (n) investments by the Company and its Subsidiaries in connection with Hedging Agreements; and

            (o) in addition to the Intercompany Loans, other investments or capital contributions permitted by the preceding paragraph (h), Intercompany Loans, other investments or capital contributions by the Company and its Wholly-Owned Subsidiaries in connection with charges relating to facilities closings in an aggregate amount for the Company and such Wholly-Owned Subsidiaries not to exceed $30,000,000.

            7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds for any such payment, prepayment, repurchase or redemption (other than scheduled interest or principal payments not permitted to be made in kind) with respect to (i) the Senior Subordinated Notes (other than the exchange offer contemplated by the Senior Subordinated Note Indenture) or (ii) any other instrument governing Indebtedness of the Company or any of its Subsidiaries (other than any Dealer Receivables Financing, the Existing Factoring Arrangements or the Trade Obligations) for an aggregate principal amount of $5,000,000 or more (each such instrument, an "Other Indebtedness Instrument"), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) any Other Indebtedness Instrument or (ii) the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change which (A) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon, (B) does not involve the payment of a consent fee and (C) any amendment, modification or waiver which would not be adverse to the interests of the Administrative Agent or the Lenders), (c) designate any Indebtedness as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders without the prior written consent of the Required Lenders.

            7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, the Company and its Subsidiaries may (i) enter into Permitted George Group Transactions approved by Holdings in its capacity as the managing member of the Company, (ii) any employment agreement, compensation or employee benefit arrangements and incentive arrangements with any officer, director, member or employee entered into by the Company or any of its Subsidiaries in the ordinary course of business, (iii) pay reasonable directors or managers fees to Persons who are not otherwise Affiliates of the Company, (iv) make loans and advances to officers, directors and employees of the Company or any Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (v) make change of control and other severance payments (exclusive of any payments permitted by Section 7.6(e)) not to exceed $5,000,000, (vi) enter into or engage in transactions pursuant to any contract or agreement in effect on the date hereof and listed on Schedule 7.10 as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries than the contract or agreement as in effect on the date hereof, and (viii) transactions permitted by Section 7.6(b), (e) and (g) and Section 7.8(l).

            7.11 Limitation on Sales and Leasebacks. Other than as in effect on the date hereof and as set forth on Schedule 7.11, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a "Sale/Leaseback Transaction"), except for Sale/Leaseback Transactions subsequent to the Closing Date the aggregate sales price of which does not exceed $7,500,000.

            7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than the Saturday closest to the last day of September or change the Company's method of determining fiscal quarters provided that the Company may make one election after the Closing Date to change its fiscal year end, if the Company enters into such amendments to this Agreement as the Administrative Agent shall reasonably request to reflect such change, including modifications to Section 7, such that the covenants affected by such change shall have the same effect (or, in any case, be substantively no less favorable to the Lenders, in the determination of the Administrative Agent) after giving effect thereto as if such change were not made. The Lenders hereby authorize the Administrative Agent to enter into such amendments to effect such modifications, if any, in accordance with the provisions of this Section.

            7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of Holdings, the Company, Grove Capital or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture, the Holdings Debentures Indenture and the indenture relating to the Grove Investors Debentures, (c) agreements relating to the Dealer Receivables Financing and Existing Factoring Arrangements, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (e) any agreement governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which prohibition or limitation is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement and (f) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; provided that the Company and its Subsidiaries may enter into any such agreement to the extent that such agreement is in connection with a Lien permitted by Section 7.3 or a sale of assets permitted by Section 7.5 and any such prohibitions apply only to the Property encumbered by such Lien or subject to such sale.

            7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Borrower, (b) make loans or advances to the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Subordinated Note Indenture or the Holdings Debentures Indenture, (ii) with respect to clause (c) only, any restrictions existing under the agreements relating to the Dealer Receivables Financing and Existing Factoring Arrangements, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) any restrictions with respect to the Company or any of its Subsidiaries imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by Section 7.3 or a sale of assets permitted by Section 7.5 and any such prohibitions or limitations apply only to the Property encumbered by such Lien or subject to such sale, (v) any agreement governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent that (A) such Indebtedness was incurred in connection with or in contemplation of such acquisition or (B) the encumbrance or restriction contained in the agreement relating to such Capital Stock was included therein in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness or Capital Stock was permitted by the terms of this Agreement to be incurred or acquired, as the case may be, (vi) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices and (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

            7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or which are related thereto.

            7.16 Limitation on Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Company or any of its Subsidiaries pursuant to the Purchase Agreement or any other document delivered by Hanson or any of its affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Purchase Agreement or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

            7.17 Limitation on Hedging Agreements. Enter into any Hedging Agreement other than for the purpose of hedging its revenues, assets or liabilities for non-speculative purposes.

                          SECTION 8. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a), Section 7 or Section 5.1 of the Guarantee and Collateral Agreement; or

            (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

            (e) Holdings, the Company, Grove Capital or any of the Company's Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or default in making any payment of any interest on any such Indebtedness, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created after giving effect to any consents or waivers relating thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause
      (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

            (f) (i) Holdings, the Company, Grove Capital or any of the Company's Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Company, Grove Capital or any of the Company's Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Company, Grove Capital or any of the Company's Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Company, Grove Capital or any of the Company's Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Company, Grove Capital or any of the Company's Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
      (iii) above; or (v) Holdings, the Company, Grove Capital or any of the Company's Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company, Grove Capital or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
      (v) the Company, Grove Capital or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) one or more judgments or decrees shall be entered against Holdings, the Company, Grove Capital or any of the Company's Subsidiaries involving for the Company and its Subsidiaries taken as a whole in the aggregate a liability (not paid or covered by insurance (taking into account any deductibles) as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) any of the Security Documents shall cease, for any reason (other than by reason of any act on the part of the Administrative Agent or a Lender), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of any act on the part of the Administrative Agent or a Lender), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

            (k) (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of the Board of Directors of Holdings (determined on a fully diluted basis); (ii) the Permitted Investors shall cease to own of record and beneficially an amount of Capital Stock of Holdings equal to at least 35% of the amount of Capital Stock of Holdings owned by the Permitted Investors of record and beneficially as of the Closing Date; (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, in the aggregate more than the aggregate voting power of all classes of outstanding Capital Stock of Holdings then held by the Permitted Investors; (iv) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors; (v) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (vi) the Company shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Grove Capital free and clear of all Liens (other than, if the Company is reorganized as a corporation, as a result of the liquidation of Grove Capital or merger of Grove Capital with and into the Company); or (vii) a Specified Change of Control shall occur; or

            (l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

      then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other monetary obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

                              SECTION 9. THE AGENTS

            9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

            9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
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                                                                              81


            9.3 Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers or the Loan Parties), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it (other than as a result of its gross negligence or willful misconduct) by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Company or Grove Capital referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the
Lenders.
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                                                                              82


            9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Company or Grove Capital and without limiting the obligation of the Company or Grove Capital to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this
Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

            9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. The Syndication Agent and/or the Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Documentation Agent hereunder, as the case may be, whereupon the duties, rights, obligations and responsibilities hereunder of such Syndication Agent or Documentation Agent, as the case may be, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent or Documentation Agent, as the case may be, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

            9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of Holdings, the Company or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

            9.11 The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

            10.1 Amendments and Waivers. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, except, in the case of Schedule A in accordance with paragraph (b) of this Section 10.1, may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive as may be specified in such instrument or waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

            (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby;

            (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, Required Prepayment Lenders or Majority Facility Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;

            (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in
      Section 5.2 without the written consent of the Majority Revolving Credit Facility Lenders;

            (iv) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility;

            (v) amend, modify or waive any provision of Section 9 without the written consent of any Agent directly affected thereby;

            (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender; or

            (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            (b) Schedule A may be amended, so long as no Default or Event of Default shall have occurred and be continuing, to add additional Designated Foreign Currencies upon execution and delivery by the Borrowers, all of the Revolving Credit Lenders and the Administrative Agent of a written instrument providing for such amendment. The Administrative Agent shall give prompt written notice of any such amendment to Schedule A.

            10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, Grove Capital and the Administrative Agent, and as set forth in Schedule 1.1A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

        The Company:                Grove Worldwide LLC
                                        1565 Buchanan Trail East
                                        Shady Grove, Pennsylvania 17256
                                        Attention: Keith Simmons
                                        Telecopy: (717) 593-5001

        Grove Capital:              c/o Grove Worldwide LLC
                                        1565 Buchanan Trail East
                                        Shady Grove, Pennsylvania 17256
                                        Attention: Keith Simmons
                                        Telecopy: (717) 593-5001

          with a copy to:           Paul, Weiss, Rifkind, Wharton & Garrison
                                        1285 Avenue of the Americas
                                        New York, New York 10019-6064
                                        Attention: Matthew Nimetz
                                        Telecopy: (212) 373-2522

        The Administrative Agent:   Chase Bank of Texas, National Association
                                        Loan Syndication Services
                                        1111 Fanin Street, 9th Floor
                                        9-111 F-46
                                        Houston, Texas 77002
                                        Attention: Gale Manning
                                        Telecopy: (713) 750-3810

          with a copy to:          Chase Bank of Texas, National Association
                                        201 Main Street
                                        Fort Worth, Texas 76102
                                        Attention: Buddy Wuthrich
                                        Telecopy: (817) 878-7591

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

            10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agents or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

            10.5 Payment of Expenses. The Borrowers jointly and severally agree
(a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than any fees payable to syndicate members) and the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agents and their respective officers, directors, employees, affiliates and agents (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, Grove Capital or any of the Company's Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that neither the Company nor Grove Capital shall have any obligation hereunder to any indemnitee with respect to indemnified liabilities (i) to the extent such indemnified liabilities resulted from the gross negligence or willful misconduct of such indemnitee, (ii) in connection with legal proceedings commenced against any such indemnified person by any security holder or creditor (other than the Borrowers, their Subsidiaries and Affiliates) thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) of the types referred to in clauses (a) through (c) above except as provided therein. To the extent permitted by applicable law, the Company and Grove Capital agree not to assert and the Company agrees to cause its Subsidiaries not to assert, and hereby waive and agree to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee except where the basis for the right of recovery involves the gross negligence or willful misconduct of the indemnitee against whom recovery is sought. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

            10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Company, Grove Capital, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

            (b) Any Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except for those rights specified in clauses (i) and (ii) of the proviso to Section 10.1, in each case to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or a Person under common management with or having the same or an affiliated investment advisor as such Lender or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such Assignor and the Administrative Agent (and, where the consent of the Borrowers is required pursuant to the foregoing provisions, by the Borrowers) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or a Person under common management with, or having the same or an affiliated investment advisor as, such Lender) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrowers and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

            (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and any Notes evidencing such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan and any Note evidencing such Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Notes shall be returned by the Administrative Agent to the Borrowers marked "cancelled". The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Person under common management with such Lender, by the Borrowers, the Administrative Agent and the Issuing Lender) together with payment to the Administrative Agent of a registration and processing fee of $3,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

            (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

            10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each of the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

            10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            10.12 Submission To Jurisdiction; Waivers. (a) Each of the Borrowers hereby irrevocably and unconditionally:

            (i) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or Grove Capital, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

            (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

            (b) Each of the Borrowers, Agents and the Lenders hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

            10.13 Acknowledgements. Each of the Company and Grove Capital hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or Grove Capital arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Company and Grove Capital, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company, Grove Capital and the Lenders.

            10.14 WAIVERS OF JURY TRIAL. THE COMPANY, GROVE CAPITAL, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            10.15 Confidentiality. Each of the Agents and each Lender agrees to keep confidential all non-public information (as defined below) provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the such Agent or such Lender,
(e) in response to any order of any court, (f) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) which has been publicly disclosed other than in breach of this Section 10.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, that with respect to clauses (e) and (g), the Administrative Agent or such Lender shall use commercially reasonable efforts to provide notice to the Borrowers before releasing such information. As used herein, the term "non-public information" means all information contained in materials relating to the Borrowers and their Subsidiaries provided to any Agent or any Lender by any Loan Party or its representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by an Agent or one or more Lenders, (y) information which was available to any Agent or any Lender prior to its disclosure to the Lenders by the Borrowers, its representatives or agents and (z) information which becomes available to any Agent or any one or more Lenders from a source other than the Borrowers, its representatives or agents.

            10.16 Release of Collateral Security and Guarantee Obligations. Notwithstanding anything to the contrary contained herein or in the Guarantee and Collateral Agreement, upon request of the Company, the Administrative Agent shall (without notice to or vote or consent of any Lender) take action having the effect of releasing any Collateral and/or guarantee obligations provided for in the Guarantee and Collateral Agreement to the extent necessary to permit consummation of any transactions not prohibited hereunder, by the relevant Person in accordance with the terms of this Agreement and the other Loan Documents.

            10.17 Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not deemed to alter or affect the interpretation of any provisions hereof.

            10.18 Judgment Currency. The obligation of the Borrowers under this Agreement to make payments in respect of each Reimbursement Obligation in the currency in which it is outstanding (the "Agreement Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the "Judgment Currency") except to the extent that such tender or recovery of the Judgment Currency results in the effective receipt by the Lenders or the Issuing Bank, as the case may be, of the full amount of the Agreement Currency payable under this Agreement and the Borrowers agree to indemnify the Lenders or the Issuing Bank, as the case may be (and the Lenders or the Issuing Bank, as the case may be, shall have an additional legal claim) for any difference between such full amount and the amount effectively received by such Lenders or the Issuing Bank, as the case may be, pursuant to any such tender or recovery. Each Lender's or the Issuing Bank's determination of amounts effectively received by such Lender or Issuing Bank shall be presumed correct absent manifest error. If a judgment in respect of the obligations of the Borrowers hereunder is rendered in a currency other than the Agreement Currency and if, upon receipt of the full amount of such judgment in such currency and the conversion into, and receipt of such amount in the Agreement Currency, such amount of the Agreement Currency exceeds the obligations of the Borrowers hereunder, such excess amount shall be remitted to the Borrowers by the Lenders or the Issuing Bank, as the case may be. The obligations of the Borrowers under this section shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

            10.19 Borrowers Obligations Joint and Several. Each and every of the payment obligations of the Borrowers under this Agreement and the other Loan Documents (including each of the Obligations) shall be joint and several.

                     [rest of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 GROVE WORLDWIDE LLC


                                 By:    /s/ Salvatore Bonanno
                                    ---------------------------------
                                 Name:  Salvatore Bonanno
                                 Title: Chief Executive Officer


                                 GROVE CAPITAL, INC.


                                 By:    /s/ Salvatore Bonanno
                                    ---------------------------------
                                 Name:  Salvatore Bonanno
                                 Title: Chief Executive Officer

                                 CHASE BANK OF TEXAS, NATIONAL
                                    ASSOCIATION, as Administrative Agent, Swing
                                    Line Lender, Issuing Lender and a Lender


                                 By:    /s/ B.B. Wuthrich
                                    ---------------------------------
                                 Name:  B.B. Wuthrich
                                 Title: Vice President

                                 BANKBOSTON, N.A., as Syndication Agent
                                    and as a Lender


                                 By:    /s/ C. Andrew Piculell
                                    ---------------------------------
                                 Name:  C. Andrew Piculell
                                 Title: Vice President

                                                                              94
                                 OAK HILL SECURITIES FUND, L.P.
                                 By: Oak Hill Securities GenPar, L.P.
                                        its Genreal Partner

                                 By: Oak Hill Securities MGP, Inc.,
                                        its Genereal Partner

                                 By:    /s/ Scott D. Krase
                                    --------------------------------
                                 Name:   Scott D. Krase
                                 Title:  Vice President

                                                                             95
                                 MERRILL LYNCH SENIOR FLOATING RATE
                                 FUND, INC.

                                 By:    /s/ John M. Johnson
                                    --------------------------------
                                 Name:   John M. Johnson
                                 Title:  Authorized Signatory

                                 ARCHEMEDES FUNDING, L.L.C.

                                 By: ING Capital Advisors, Inc.
                                 as Collateral Manager

                                 By:    /s/ Michael D. Hatley
                                    --------------------------------
                                 Name:   Michael D. Hatley
                                 Title:  Vice President &
                                         Portfolio Manager

                                 MASSACHUSETTS MUTUAL LIFE
                                 INSURANCE COMPANY

                                 By:    /s/ John B. Wheeler
                                    --------------------------------
                                 Name:   John B. Wheeler
                                 Title:  Managing Director

                                 WELLS FARGO BANK, N.A.

                                 By:    /s/ Dana D. Cagle
                                    --------------------------------
                                 Name:   Dana D. Cagle
                                 Title:  Vice President

                                                                             96
                                 SANWA BUSINESS CREDIT CORP.

                                 By:    /s/ Stanley Kaminski
                                    --------------------------------
                                 Name:   Stanley Kaminski
                                 Title:  Vice President

                                 BHF-BANK AKTIENGESELLSCHAFT

                                 By:    /s/  Linda M. Pace
                                    --------------------------------
                                 Name:   Linda M. Pace
                                 Title:  Vice President

                                 By:    /s/  John D. Sykes
                                    --------------------------------
                                 Name:   John D. Sykes
                                 Title:  Vice President

                                 BALANCED HIGH YIELD FUND I LTD.
                                 by: BHF-BANK AKTIENGESELLSCHAFT
                                        acting through its New York Branch
                                                as attorney-in-fact

                                 By:    /s/  Linda M. Pace
                                    --------------------------------
                                 Name:   Linda M. Pace
                                 Title:  Vice President

                                 By:    /s/  John D. Sykes
                                    --------------------------------
                                 Name:   John D. Sykes
                                 Title:  Vice President

                                 THE BANK OF NEW YORK

                                 By:    /s/ Walter C. Parelli
                                    --------------------------------
                                 Name:   Walter C. Parelli
                                 Title:  Vice President

                                                                            97
                                 SOCIETE GENERALE, SOUTHWEST AGENCY

                                 By:    /s/  David C. Oldani
                                    --------------------------------
                                 Name:   David C. Oldani
                                 Title:  Associate

                                 By:    /s/  Christopher J. Speltz
                                    --------------------------------
                                 Name:   Christopher J. Speltz
                                 Title:  Director-Head of SG Dallas

                                 U.S. BANK NATIONAL ASSOCIATION

                                 By:    /s/  Kurt D. Egertson
                                    --------------------------------
                                 Name:   Kurt D. Egertson
                                 Title:  Vice President

                                 BANQUE PARIBAS

                                 By:    /s/  Larry Robinson
                                    --------------------------------
                                 Name:   Larry Robinson
                                 Title:  Vice President

                                 By:    /s/  Scott Clingan
                                    --------------------------------
                                 Name:   Scott Clingan
                                 Title:  Vice President

                                 CREDIT LYONNAIS NEW YORK BRANCH

                                 By:    /s/  Attila Koc
                                    --------------------------------
                                 Name:   Attila Koc
                                 Title:  First V. President

                                                                             98
                                 CONTINENTAL ASSURANCE COMPANY
                                 Separate Account (E)
                                 By: TCW Asset Management Company
                                 as Attorney-in-Fact

                                 By:    /s/  Mark L. Gold
                                    --------------------------------
                                 Name:   Mark L. Gold
                                 Title:  Managing Director

                                 By:    /s/  Justin L. Driscoll
                                    --------------------------------
                                 Name:   Justin L. Driscoll
                                 Title:  Senior Vice President

                                 KZH-CYPRESSTREE-1 CORPORATION

                                 By:    /s/  Virginia Conway
                                    --------------------------------
                                 Name:   Virginia Conway
                                 Title:  Authorized Signatory

                                 KZH-IV CORPORATION

                                 By:    /s/  Virginia Conway
                                    --------------------------------
                                 Name:   Virginia Conway
                                 Title:  Authorized Signatory

                                 KZH-CRESCENT-2 CORPORATION

                                 By:    /s/  Virginia Conway
                                    --------------------------------
                                 Name:   Virginia Conway
                                 Title:  Authorized Signatory

                                                                             99
                                 DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION, as
                                    Documentation Agent and as a Lender


                                 By:    /s/ Eric Swanson
                                    ---------------------------------
                                 Name   Eric Swanson
                                 Title: Managing Director


                                 DLJ CAPITAL FUNDING, INC.,
                                            as a Lender.


                                 By:    /s/ Eric Swanson
                                    ---------------------------------
                                 Name:  Eric Swanson
                                 Title: Managing Director